UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Ingersoll-Rand plc

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Ingersoll-Rand plc Registered in Ireland No. 469272	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08855 (732) 652-7000

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand plc will be held on Thursday, June 3, 2010, at 2:30 p.m., local time, at Dromoland Castle, Newmarket-on-Fergus, Co. Clare, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of 1 year expiring at the end of the Annual General Meeting of Shareholders of Ingersoll-Rand plc in 2011, the following 12 individuals:

(a)	Ann C. Berzin	(g)	Constance J. Horner
(b)	John Bruton	(h)	Michael W. Lamach
(c)	Jared L. Cohon	(i)	Theodore E. Martin
(d)	Gary D. Forsee	(j)	Orin R. Smith
(e)	Peter C. Godsoe	(k)	Richard J. Swift
(f)	Edward E. Hagenlocker	(l)	Tony L. White

2.	To consider and approve an advisory proposal relating to the company’s executive pay-for-performance compensation policies and procedures.

3.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the company and authorize the Audit Committee of the Board of Directors to fix the auditors’ remuneration.

4.	To conduct such other business properly brought before the meeting.

Only shareholders of record as of the close of business on April 6, 2010, are entitled to receive notice of and to vote at the Annual General Meeting.

Directions to the meeting can be found in Appendix A of the attached Proxy Statement.

Whether or not you plan to attend the meeting, please provide your proxy by either using the internet or telephone as directed in the accompanying proxy card or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed.

By Order of the Board of Directors,

BARBARA A. SANTORO
Vice President—Corporate Governance and Secretary

Registered Office:

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY, ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.

April     , 2010

i

Ingersoll-Rand plc	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08855
(732) 652-7000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

In this Proxy Statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand plc, an Irish public limited company, or, for any information prior to July 1, 2009, to Ingersoll-Rand Company Limited, a Bermuda company. This Proxy Statement and the enclosed proxy card are first being mailed to you on or about April     , 2010.

Why Did I Receive This Proxy Statement?

We sent you this Proxy Statement, together with the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 3, 2010. This Proxy Statement summarizes the information you need to know to vote on an informed basis.

Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?

Under applicable U.S. securities laws, we are required to send to you our Form 10-K for our fiscal year ended December 31, 2009, which includes our financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). These financial statements are included in the mailing of this Proxy Statement. Under Irish company law, we are required to provide you with our Irish Statutory Accounts for our 2009 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be made available on the Company’s website at [Web Link to be provided] and will be laid before the Annual General Meeting of Shareholders to be held on June  3, 2010.

How Do I Attend The Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting. Either an admission ticket or proof of ownership of the Company’s ordinary shares, as well as a form of personal identification, must be presented in order to be admitted to the Annual General Meeting. If you are a shareholder of record, your admission ticket is attached to the enclosed proxy card. If you plan to attend the Annual General Meeting, please vote your proxy, but keep the admission ticket and bring it to the Annual General Meeting together with a form of personal identification.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual General Meeting, you must present proof of your ownership of the Company’s ordinary shares, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the Annual General Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of the Company’s ordinary shares, to:

Secretary

Ingersoll-Rand plc

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.

Who May Vote?

You are entitled to vote if you owned the Company’s ordinary shares at the close of business on April 6, 2010, which we refer to as the record date. At that time, there were                      of the Company’s ordinary shares outstanding and entitled to vote. Each share of the Company’s ordinary shares that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

•	using the internet and voting at the website as directed on the enclosed proxy card;

•	calling the telephone number provided on the enclosed proxy card; or

•	completing, signing and returning the enclosed proxy card.

To vote your shares directly, you may attend the Annual General Meeting and cast your vote in person or you may appoint a proxy (who does not have to be a shareholder) to attend the Annual General Meeting on your behalf and cast your vote in accordance with the instructions which you have given on your proxy.

Shareholders who hold their shares through a bank, brokerage firm or nominee must vote their shares in the manner prescribed by such bank, brokerage firm or nominee. If you hold your shares through a bank, brokerage firm or nominee and wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot. Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

The internet and telephone voting procedures are designed to authenticate votes cast by use of a control number contained on the enclosed proxy card. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a shareholder of record and you would like to vote by using the internet or telephone, please refer to the specific instructions contained on the enclosed proxy card. If you vote by using the internet or telephone, you do not need to return the enclosed proxy card. In order to be timely processed, an internet or telephone vote must be received by 5:00 p.m. Eastern Time on June 2, 2010.

How May Employees Vote Under Our Employee Plans?

If you participate in the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the internet. They will vote these shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Ingersoll-Rand plc, 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland;

•	by submitting another properly signed proxy card with a later date or another internet or telephone proxy at a later date; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If you properly complete, sign and date the enclosed proxy card and send it to us or properly deliver your proxy over the telephone or the internet, your proxy holder (one of the individuals named on the enclosed proxy card) will vote your shares as you have directed. Under the rules of The New York Stock Exchange (“NYSE”), if your broker or nominee is a member of the NYSE and holds your shares in its name, the broker or nominee may vote your shares on Item 3 (routine matter) if it does not receive instructions from you. However, your broker or nominee may not vote your shares on Items 1 and 2 (non-routine matters) if it does not receive instructions from you and, accordingly, such shares will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

If you do not specify on the enclosed proxy card that is sent to the Company (or when giving your proxy over the internet or telephone) how you want to vote your shares, the proxy holders will vote them “FOR” the election of all nominees for director as set forth under Item 1, “FOR” the approval of the advisory (non-binding) proposal set forth in this Proxy Statement under Item 2 and “FOR” the approval of appointment of independent auditors under Item  3.

What Constitutes A Quorum?

The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the record date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the Annual General Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?

The affirmative vote of a majority of the Company’s ordinary shares represented and voting at the Annual General Meeting is required to approve each proposal.

Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either for or against the resolution and, accordingly, will not affect the outcome of the vote.

Who Pays The Expenses Of This Proxy Statement?

We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $19,600, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

PROPOSALS REQUIRING YOUR VOTE

Item 1. Election of Directors

The Company uses a majority of votes cast standard for the election of directors in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections, the vote standard will continue to be a plurality of the votes cast. If a director is not re-elected in a non-contested director election, the director shall tender his or her resignation to the Board of Directors and the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election.

Each director of the Company, other than Mr. Henkel and Ms. Nachtigal, is being nominated for election for a one-year term expiring at the end of the 2011 Annual General Meeting or until their successors, if any, are elected and qualified. As previously announced, both Mr. Henkel and Ms. Nachtigal have indicated their intention to retire from the Board of Directors, upon completion of their one-year term expiring at the end of the 2010 Annual General Meeting.

The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (l) below.

(a)    Ann C. Berzin—age 58, director since 2001

•

Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Current Directorships:

•	Constellation Energy Group, Inc.

•	Kindred Healthcare, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities: Director, ArtsConnection

Ms. Berzin’s extensive experience in finance at a global diversified industrial firm and her expertise in complex investment and financial products and services bring critical insight to the company’s financial affairs, including its borrowings, capitalization, and liquidity. In addition, Ms. Berzin’s relationships across the global financial community strengthen Ingersoll Rand’s access to capital markets. Her board memberships provide deep understanding of trends in the energy and healthcare sectors, both of which present ongoing challenges and opportunities for Ingersoll Rand.

(b)    John Bruton—age 62, director since February 2010

•	European Union Commission Head of Delegation to the United States from 2004-2009.

•	Prime Minister of the Republic of Ireland from 1994-1997.

•	Current Directorships: None

•	Other Directorships Held in the Past Five Years: None

Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe provides extraordinary insight into critical regional and global economic, social and political issues, all of which directly influence the successful execution of the company’s strategic plan. In particular, Mr. Bruton’s leadership role in transforming Ireland into one of the world’s leading economies as well as on behalf of the governing document for managing the Euro lend substantial authority to the company’s economic and financial oversight.

(c)    Jared L. Cohon—age 62, director since 2008

•	President of Carnegie Mellon University since 1997 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Dean of the School of Forestry and Environmental Studies at Yale University from 1992 to 1997.

•

Faculty member in the Department of Geography and Environmental Engineering at Johns Hopkins University from 1973 to 1992 where he also held various administrative positions, including Vice Provost for Research.

•	Current Directorships: None

•	Other Directorships Held in the Past Five Years:

•	Mellon Financial Services Corporation

•	Trane Inc.

•	Other Activities:

•	Appointed by President George W. Bush to serve on his Homeland Security Advisory Council in 2002 and reappointed in 2010 by President Barack Obama.

Dr. Cohon’s extensive career in academics, including 13 years as president of an institution known throughout the world for its leadership in the fields of computer science, robotics, and advanced-technology teaching and research, offers the company tremendous insight into the latest developments in areas critical to commercial innovation and manufacturing process improvement. As an authority on environmental and water resource systems analysis, Dr. Cohon also brings unique perspectives on sustainable business practices, both within our own operations and on behalf of our customers and communities. In addition, Dr. Cohon’s more than nine years of service as a member of Trane Inc.’s board provides critical insight into that part of the company’s business.

(d)    Gary D. Forsee—age 60, director since 2007

•	President, University of Missouri System since February 2008.

•	Chairman of the Board (from 2006-2007) and Chief Executive Officer (from 2005-2007) of Sprint Nextel Corporation.

•	Chairman of the Board and Chief Executive Officer of Sprint Corporation from 2003 to 2005.

•	Vice Chairman—Domestic Operations of BellSouth Corporation from 2002 to 2003.

•	Vice Chairman and President of BellSouth International from 2001 to 2002.

•	Current Directorships:

•	Great Plains Energy Inc.

•	Other Directorships Held in the Past Five Years:

•	Goodyear Tire & Rubber Co.

•	Sprint Corporation

•	Sprint Nextel Corporation

•	Other Activities:

•	Trustee, National Board of Trustees, Boy Scouts of America

•	Trustee, National Association of Basketball Coaches Foundation

•	Trustee, Midwest Research Institute

•	Executive Advisory Board, Wind Point Partners

In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change. His current role as president of a major university system provides insight into the company’s talent development initiatives, which remain a critical enabler to Ingersoll Rand’s long-term success. Mr. Forsee’s membership on the board of an energy services utility also benefits the company as it seeks to achieve more energy efficient operations and customer solutions.

(e)    Peter C. Godsoe—age 71, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until retirement in 2004.

•	Current Directorships:

•	Barrick Gold Corporation

•	Onex Corporation

•	Rogers Communications Inc.

•	Other Directorships Held in the Past Five Years:

•	Fairmont Hotels & Resorts Inc.

•	Lonmin plc

•	Sobeys Inc.

•	Templeton Emerging Markets Investment Trust plc

•	Other Activities:

•	Director, Perimeter Institute for Theoretical Physics

•	Director, Canadian Council of Christians and Jews

•	Director, Mount Sinai Hospital

Mr. Godsoe’s nearly four decades of experience with a major Canadian bank, including a decade as its chairman and chief executive officer, brings valuable discernment to all aspects of Ingersoll Rand’s financial affairs. His international perspective provides important insight into global financial markets and his deep understanding of financial instruments lends critical guidance for the company’s financing arrangements and overall financial position. The company also benefits from Mr. Godsoe’s board memberships, which comprise precious-metals production, telecommunications and private equity firms that enhance our visibility into key economic trends and technological developments.

(f)    Edward E. Hagenlocker—age 70, director since 2008

•	Vice-Chairman of Ford Motor Company from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems from 1997 to 1999.

•	Current Directorships:

•	Air Products and Chemicals, Inc.

•	AmeriSourceBergen Corporation

•	Other Directorships Held in the Past Five Years:

•	Alcatel-Lucent

•	Lucent Technologies Inc.

•	Office Max Corporation

•	Trane Inc.

Mr. Hagenlocker’s nearly 35 years in the automotive industry, including experience as the vice chairman of the largest independent U.S. automotive company and as chairman of a major automotive systems supplier, brings to Ingersoll Rand extensive expertise in global manufacturing, engineering, design, marketing and channel management, as well as consumer-focused business disciplines. Mr. Hagenlocker’s seven years of service as a member of Trane Inc.’s board provides critical insight into that part of the company’s business. In addition, his board memberships include businesses engaged in the manufacture of specialty and atmospheric gases for industrial processes, which provides insight into new technologies for our operations, and pharmaceutical distribution and services, which enhances our understanding of trends and developments in the healthcare sector.

(g)    Constance J. Horner—age 68, director since 1994

•	Guest Scholar at the Brookings Institution from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Current Director of:

•	Pfizer Inc.

•	Prudential Financial, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

•	Trustee, The Prudential Foundation

•	Fellow, National Academy of Public Administration

Ms. Horner’s substantial leadership experience and public-policy expertise resulting from her service in two presidential administrations and several U.S. government departments provides Ingersoll Rand with important perspective on matters that directly affect the company’s operations and financial affairs. In particular, Ms. Horner has deep insight into employee relations, talent development, diversity, operational management and healthcare through her leadership positions at various federal departments and commissions. Ms. Horner’s board memberships afford ongoing engagement in the areas of healthcare, risk management and financial services, all of which have a direct influence on Ingersoll Rand’s success.

(h)    Michael W. Lamach—age 46, director since February 2010

•	President and Chief Executive Officer (since February 2010) of the Company.

•	President and Chief Operating Officer of the Company from February 2009 to February 2010.

•	Senior Vice President and President, Trane Commercial Systems, of the Company from June 2008 to September 2009.

•	Senior Vice President and President, Security Technologies, of the Company from February 2004 to June 2008.

•	Current Director of:

•	Iron Mountain Incorporated

•	Other Directorships Held in the Past Five Years: None

Mr. Lamach’s extensive career of successfully leading global businesses, including six years with Ingersoll Rand, brings significant experience and expertise to the company’s management and governance. His 25 years of business leadership encompasses global automotive components, controls, security and HVAC systems businesses, representing a broad and diverse range of products and services, markets, channels, applied technologies, and operational profiles. In his most recent role as president and chief operating officer of the company, he was instrumental in driving strong productivity improvement and cost savings across the company’s global operations. Mr. Lamach’s board membership with a leading information management systems firm provides ongoing insight into trends and developments in the critical areas of data security and information protection and retention.

(i)    Theodore E. Martin—age 70, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of precision springs and custom metal parts) from 1995 until retirement in 1998.

•	Current Directorships:

•	C. R. Bard, Inc.

•	Strong Tool Company

•	Unisys Corporation

•	Other Directorships Held in the Past Five Years:

•	Applied Biosystems Inc.

•	Other Activities:

•	Director, Edna McConnell Clark Foundation

•	Trustee (emeritus), Syracuse University

Mr. Martin’s experience as chief executive officer of a diversified global industrial firm lends valuable and direct expertise across all aspects of Ingersoll Rand’s operational and financial activities. In particular, Mr. Martin’s leadership of a large industrial manufacturing organization provides practical insight to help drive the company’s long-term productivity initiatives. His board memberships, which include organizations at the forefront of healthcare products and information technology, enhance the company’s access to important developments in these sectors.

(j)     Orin R. Smith—age 74, director since 1995

•

Chairman and Chief Executive Officer of Engelhard Corporation (provider of specialty chemical products, engineered materials and industrial commodities management services for various industries) from 1995 until retirement in 2000.

•	President and Chief Executive Officer of Engelhard Corporation from 1984 to 1995.

•	Current Directorships: None

•	Other Directorships Held in the Past Five Years:

•	Applied Biosystems Inc.

•	Vulcan Materials Company

•	Other Activities:

•	Trustee, Centenary College

•	Trustee, Duxbury Bay Maritime School

•	Trustee, Naval War College Foundation

Mr. Smith’s distinguished career, including as chairman and chief executive officer for a leading global specialty chemicals and engineered materials firm, provides a wealth of insight for the company’s operational and financial affairs as well as an expert resource in the areas of applied technology and product innovation. His other board memberships have included firms engaged in construction, insurance, banking and trading, all of which are relevant to the company’s strategic business plan.

(k)    Richard J. Swift—age 65, director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from January 2002 until December 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 until 2001.

•	Current Directorships:

•	CVS Caremark Corporation

•	Hubbell Incorporated

•	Kaman Corporation

•	Public Service Enterprise Group

•	Other Directorships Held in the Past Five Years: None

Mr. Swift’s experience as chairman and chief executive officer of a global engineering firm and his five-year leadership of the advisory organization to a major accounting standards board imparts substantial expertise to all of the company’s operational and financial matters. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects enables unique insight into the complex systems involved in the efficient and effective development of buildings and industrial operations, which represent key global market segments for Ingersoll Rand’s products and services. Mr. Swift’s board memberships include firms engaged in the manufacture and distribution of industrial, electrical and electronic products, which directly correspond to key elements of the company’s growth and operational strategies.

(l)    Tony L. White—age 63, director since 1997

•

Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until retirement in 2008.

•	Executive Vice President of Baxter International Inc. (provider of medical products and services) from 1993 to 1995.

•	Current Directorships:

•	C.R. Bard, Inc.

•	Other Directorships Held in the Past Five Years:

•	Applied Biosystems Inc.

•	AT&T Corp.

•	Other Activities:

•	Director, Singapore Government Development Agency SPRING (Standards, Productivity and Innovation)

Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. White’s leadership of an organization whose success was directly connected to innovation and applied technologies aligns with the company’s own focus on innovation as a key source of growth. The company benefits from Mr. White’s ongoing board memberships, where developments related to biotechnology and healthcare delivery systems can offer instructive process methodologies to accelerate our innovation efforts.

Item 2. Approval of Executive Pay-For-Performance Compensation Policies and Procedures

Many of our shareholders have expressed an interest in a non-binding advisory vote on the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis (CD&A) in this Proxy Statement. We believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, with Board of Directors’ approval, the Company announced in October 2008 that the Company would provide shareholders with the right to cast an advisory vote on our compensation program at the annual meeting of our shareholders.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures guided by the Company’s five design principles (general program competitiveness, pay for performance, internal parity, alignment with various business strategies and shareholder alignment) and employed by the Company, as described in the Compensation Discussion and Analysis in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In considering your vote, please be advised that our compensation policies and procedures are guided by five design principles, as described in the CD&A in this Proxy Statement:

•	General program competitiveness

•	Pay for performance

•	Internal parity

•	Alignment with various business strategies

•	Shareholder alignment

By following these five design principles, we believe that our compensation policies and procedures enable a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.

The Board of Directors recommends a vote FOR this proposal approving the pay-for-performance compensation policies and procedures employed by the Company.

Item 3. Approval of Appointment of Independent Auditors

Shareholders are being asked to appoint our independent auditors and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration. At the Annual General Meeting, shareholders will be asked to appoint PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2010, and to authorize the Audit Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.

Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Board of Directors recommends a vote FOR the proposal to appoint PwC as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Audit Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE

Richard J. Swift (Chair)

Ann C. Berzin

Peter C. Godsoe

Edward E. Hagenlocker

Theodore E. Martin

Fees of the Independent Auditors

The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees(a)	$15,510,000	$16,671,000
Audit-Related Fees(b)	493,000	100,000
Tax Fees(c)	4,600,000	3,890,000
All Other Fees(d)	12,000	301,000

Total	$20,615,000	$20,962,000

(a)	Audit Fees for the fiscal years ended December 31, 2009 and 2008, respectively, were for professional services rendered for the audits of the annual consolidated financial statements of the Company and include quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC. Audit fees for December 31, 2009 and December 31, 2008, also include fees related to the audit of internal controls.

(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to performing the audit and review of our financial statements. Audit-Related Fees for the year ended December 31, 2009 include services related to audits of employee benefit plans and certain services associated with abandoned and unclaimed property work. The Audit-Related Fees for the year ended December 31, 2008 include services related to audits performed in connection with dispositions, audits of employee benefit plans and special reports pursuant to agreed-upon procedures.

(c)	Tax Fees for the year ended December 31, 2009 include consulting and compliance services in the U.S. and non-U.S. locations. Tax Fees for the year ended December 31, 2008 include consulting services in the U.S. and non-U.S. locations and tax compliance services primarily in non-U.S. locations.

(d)	All Other Fees for the year ended December 31, 2009 include license fees for technical accounting software. All Other Fees for the year ended December 31, 2008 include consulting services in the U.S. and non-U.S. locations and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 6, 2010 (the “Record Date”), the beneficial ownership of our ordinary shares by (i) each current director and director nominee of the Company, (ii) each current executive officer of the Company named in the Summary Compensation Table below, and (iii) all current directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	ESP Shares(b)	Options Exercisable Within 60 Days(c)
A.C. Berzin
J. Bruton
J.L. Cohon
G.D. Forsee
P.C. Godsoe
E.E. Hagenlocker
H.L. Henkel
C.J. Horner
T.E. Martin
O.R. Smith
R.J. Swift
T.L. White
M.W. Lamach
S. R. Shawley
S. B. Hochhauser
P. Nachtigal
All current directors and executive officers as a group (23 persons)(d)

(a)	Unless otherwise indicated, all shares are held directly. Includes any unvested shares, including any unvested restricted share units or performance share units, that vest within 60 days of the Record Date. No director or executive officer of the Company owns 1% or more of the Company’s ordinary shares.

(b)	Represents ordinary shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan (“ESP”) for the benefit of executive officers.

(c)	Represents ordinary shares as to which directors and executive officers had options exercisable within 60 days of the Record Date, under the Company’s Incentive Stock Plans.

(d)	The Company’s ordinary shares beneficially owned by all directors and current executive officers as a group (including shares issuable under exercisable options) aggregated approximately % of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the IR Directors Deferred Compensation Plan (the “Director Deferral Plan I”) and the IR Directors Deferred Compensation and Stock Award Plan II (the “Director Deferral Plan II” and, together with the Director Deferral Plan I, referred to as the “Director Deferral Plans”) (both of which are referred to below under the heading “Compensation of Directors”), the IR Executive Deferred Compensation Plan (the “EDCP Plan I”) and the IR Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) and the Trane Deferred Compensation Plan and common share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which, as of the Record Date, is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)

AXA Assurances I.A.R.D Mutuelle	36,650,516(b)%
AXA Assurances Vie Mutuelle, 26, rue Drouot 75009 Paris, France

AXA 25, avenue Matignon 75008 Paris, France

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104

(collectively, the “AXA Group”)

FMR LLC	32,585,723(c)%
82 Devonshire Street Boston, MA 02109

Wellington Management Company, LLP	20,229,384(d)%
75 State Street Boston, MA 02109

(a)	The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)	Information regarding the AXA Group and their stockholdings was obtained from a Schedule 13G (Amendment No. 1) filed with the SEC on February 12, 2010. The filing indicated that, as of December 31, 2009, certain members of the AXA Group had sole voting power as to 29,277,974 of such shares and sole dispositive power as to 36,650,516 of such shares.

(c)	Information regarding FMR LLC and its stockholdings was obtained from a Schedule 13G (Amendment No. 1) filed with the SEC on February 16, 2010. The filing indicated that, as of December 31, 2009, FMR LLC had sole voting power as to 4,380,731 of such shares and sole dispositive power as to 32,585,723 of such shares.

(d)	Information regarding Wellington Management Company, LLP and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 12, 2010. The filing indicated that, as of December 31, 2009, Wellington Management Company, LLP had shared voting power as to 14,940,124 of such shares and shared dispositive power as to 20,229,384 of such shares. Wellington Management Company, LLP had no sole voting or dispositive power as to any of such shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to the Company’s ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	33,073,312	$29.70	14,970,427
Equity compensation plans not approved by security holders	—	—	—
Total	33,073,312	$29.70	14,970,427

*	Includes shares that have been earned by plan participants who have elected to defer the distribution of such shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. You can find a copy of our Corporate Governance Guidelines, which include our guidelines for determining the independence of directors, attached to this Proxy Statement as Appendix B. In addition, our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.”

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.

Board Responsibilities

The Board’s core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board, Board committees and individual directors.

Board Leadership Structure

The positions of Chairman of the Board and CEO at the Company are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

In addition, the Board has a strong, independent Lead Director and it believes this role adequately addresses the need for leadership and an organizational structure for the independent directors. The Board appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board has an open, trustful relationship with the company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•

Work with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	Work with the CEO to develop the Board and Committee agendas and approve the final agendas;

•

Keep abreast of key Company activities and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board and assist in recommending consultants that work directly for Board Committees;

•	Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board;

•

Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Coordinate, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO on sensitive issues;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Make commitment to serve in role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.

Board Risk Oversight

The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, the Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting as well as the Company’s compliance with legal and regulatory requirements. The Finance Committee oversees risks associated with foreign exchange, insurance, credit and debt. The Corporate Governance and Nominating Committee oversees risks associated with sustainability. The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements. The full Board is responsible for considering strategic risks and succession planning and, at each Board meeting, receives reports from each Committee as to risk oversight within their areas of responsibility.

The Company has appointed the Chief Financial Officer as its Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in the Company’s risk management and mitigation strategies or in the Board’s oversight of these.

Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation and Stock Ownership

It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director. The Company has a share ownership requirement of 20,000 ordinary shares for all non-employee directors. Directors are required to spend at least $50,000 annually to purchase ordinary shares until they reach the 20,000 share ownership level.

Board Size and Composition

The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards. Committee memberships and chairs are rotated periodically.

Board Diversity

The Company’s policy on Board diversity relates to the selection of nominees for the Board. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. The Board has three female directors, one African-American director and one Hispanic director out of a total of 14 directors, as of the date of this Proxy Statement.

Board Advisors

The Board and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Orientation and Education

The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Director Independence

The Board has determined that all of our current directors, except H. L. Henkel, P. Nachtigal (who are both retiring from the Board in June 2010) and M.W. Lamach, who are employees of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. A copy of Exhibit I to our Corporate Governance Guidelines is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.” In making its determination, the Board examined relationships between directors or their affiliates with the Company and its affiliates and determined that each such relationship did not impair the director’s independence. In particular, with respect to each of the most recent three completed fiscal years, the Board considered that the Company purchased products from Sprint Nextel Corporation, where Mr. Forsee served as Chairman of the Board and Chief Executive Officer until October 2007, in aggregate amounts substantially less than 1% of the revenues of each of the Company and Sprint Nextel Corporation in any such year. Consequently, the Board determined that this relationship did not affect Mr. Forsee’s status as an independent director.

Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct

The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Committees of the Board

Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin

Key Functions:

•

Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.

A copy of the charter of the Audit Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

Members:	Orin R. Smith (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Tony L. White

Key Functions:

•	Establish executive compensation policies.

•

Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”, respectively.

The Board of Directors has determined that each member of the Compensation Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards. In addition, the Board has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

A copy of the charter of the Compensation Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
John Bruton
Jared L. Cohon
Constance J. Horner
Orin R. Smith
Tony L. White

Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

•	Oversee the Company’s sustainability efforts.

The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Corporate Governance and Nominating Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Finance Committee

Members:	Peter C. Godsoe (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
Richard J. Swift

Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our common shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.

The Board of Directors has determined that each member of the Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Finance Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2009:

Board	7
Audit Committee	8
Compensation Committee	7
Corporate Governance and Nominating Committee	7
Finance Committee	7

Each incumbent director attended 85% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held two independent director meetings without management present during the fiscal year 2009.

The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 3, 2009.

Compensation of Directors

Director Compensation

For fiscal year 2009, non-employee directors who have met their share ownership requirement of 20,000 shares received an annual retainer of $175,000 (to be paid in either cash or ordinary shares, or a combination of both, at the option of each non-employee director). Non-employee directors who have not met their share ownership requirement of 20,000 shares received at least $52,500 of the $175,000 annual retainer in the form of ordinary shares and had the option to elect to receive a higher percentage of their annual retainer in the form of ordinary shares. When board or committee meetings exceeded the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions were held at the request of management, each non-employee director received an additional $2,500 for attending such meeting or session. The chair of the Audit Committee received a $30,000 annual cash retainer and the chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee each received a $10,000 annual cash retainer. Each director who served as Lead Director received, on a pro-rated basis, a $15,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) received a $5,000 annual cash retainer. In addition, each non-employee director will be provided with a tax equalization payment (i.e., an amount equal to the excess of Irish tax on the portion of each director’s remuneration taxed in Ireland over the equivalent U.S. tax on that amount grossed up by each director’s marginal tax rate).

Effective April 1, 2010, non-employee directors’ annual retainer will be increased to $240,000. Directors are required to spend at least $50,000 annually to acquire shares until they have reached the 20,000 share ownership level. When Board or Committee meetings exceed the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions are held at the request of management, each non-employee director will receive an additional $2,500 for attending such meeting or session. The chair of the Compensation Committee will receive a $15,000 annual cash retainer, and the chairs of the Corporate Governance and Nominating Committee and Finance Committee each will receive a $10,000 annual cash retainer. The Lead Director will receive a $50,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) will receive a $5,000 annual cash retainer. In addition, each non-employee director will be provided with a tax equalization payment (i.e., an amount equal to the excess of Irish tax on the portion of each director’s remuneration taxed in Ireland over the equivalent U.S. tax on that amount grossed up by each director’s marginal tax rate).

Director Deferred Compensation

The Director Deferral Plans are unfunded, non-qualified plans that enable non-employee directors to defer receipt of all or a part of their cash retainer and other fees. In light of the American Jobs Creation Act of 2004, a “mirror plan” for the Director Deferral Plan I was created (referred to in this Proxy Statement as the Director Deferral Plan II). The purpose of this mirror plan is not to provide additional benefits to directors, but merely to preserve the tax treatment of the original Director Deferral Plan I, which is a plan that was in place prior to December 31, 2004. Each director is fully vested in amounts credited to the director’s Deferred Compensation Account. Prior to August 1, 2007, all 2007 fiscal year distributions under the Director Deferral Plans were made in cash based on the value of the account at the time of distribution. Effective August 1, 2007, all distributions of credited amounts deemed to be invested in ordinary shares will be settled in ordinary shares at the time of distribution rather than in cash. All distributions of credited amounts deemed to be invested in other investment options will continue to be settled in cash.

In December 2008, the Board determined that it would cease deferrals of compensation into its Director Deferral Plans, effective as of December 31, 2008.

2009 Director Compensation

The compensation paid or credited to our non-employee directors for the year ended December 31, 2009, is summarized in the table below:

Name	Fees earned or paid in cash ($)	All Other Compensation ($)(a)	Total ($)
A.C. Berzin	202,768	—	202,768	(b)
J. L. Cohon	137,143	52,500	189,643	(c)
G.D. Forsee	113,390	92,500	205,890	(d)
P.C. Godsoe	192,500	—	192,500	(e)
E. E. Hagenlocker	135,813	54,000	189,813	(f)
C.J. Horner	187,500	—	187,500	(g)
H.W. Lichtenberger	103,079	—	103,079	(h)
T.E. Martin	72,230	117,000	189,230	(i)
O.R. Smith	22,905	185,000	207,905	(j)
R.J. Swift	215,727	—	215,727	(k)
T.L. White	198,766	—	198,766	(l)

(a)	The amounts in this column represent the portion of each non-employee director’s annual retainer provided in the form of ordinary shares for fiscal year 2009.

(b)	Includes annual retainer, Audit Committee member retainer, Lead Director fees, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(c)	Includes annual retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(d)	Includes annual retainer, Board Committee chair retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(e)	Includes annual retainer, Board Committee chair retainer, Audit Committee member retainer, Board Committee and other meeting or session fees.

(f)	Includes annual retainer, Audit Committee member retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(g)	Includes annual retainer and Board Committee and other meeting or session fees.

(h)	Includes annual retainer, Audit Committee member retainer, Board Committee chair retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(i)	Includes annual retainer, Audit Committee member retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(j)	Includes annual retainer, Board Committee chair retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(k)	Includes annual retainer, Board Committee chair retainer, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

(l)	Includes annual retainer, Lead Director fees, Board Committee and other meeting or session fees and other fees (gross up amount for any income attributed to spousal attendance at Bermuda meeting and dividends on ordinary shares distributed from the Director Deferral Plan II).

For each non-employee director at December 31, 2009, the following table reflects unexercised stock options, all of which are vested:

Stock Options(#)
A. C. Berzin	9,000
J. L. Cohon	81,792
G. D. Forsee	—
P. C. Godsoe	—
E. E. Hagenlocker	40,608
C. J. Horner	—
H.W. Lichtenberger	18,000
T. E. Martin	18,000
O. R. Smith	13,500
R. J. Swift	9,000
T. L. White	18,000

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

The role of the Compensation Committee, which is composed solely of independent directors, is to oversee the Company’s compensation plans and policies, administer its equity-based programs and review and approve all forms of compensation (including grants of stock options and other forms of equity) relating to officers, including the five named executive officers (the “NEOs”) shown on the Summary Compensation Table. Decisions regarding which compensation elements and the amounts to be awarded to the Company’s Chief Executive Officer (“CEO”) are decided exclusively by the Compensation Committee, and the CEO is not informed of these awards until decisions have been made. Decisions regarding compensation for the other officers are made by the Compensation Committee based on recommendations made by management and the CEO. In addition, the Compensation Committee is responsible for reviewing employee benefit plans and making recommendations to the Board of Directors for significant amendments or termination of the Company’s executive incentive compensation plans and equity-based plans as well as its principal pension and welfare plans. The full details of the Compensation Committee’s duties are described in the Charter of the Compensation Committee, which is available on our website at www.ingersollrand.com.

The Compensation Committee has the authority to retain an independent compensation consultant. In 2009 the Compensation Committee retained the services of both Frederic W. Cook & Co., Inc. and Compensation Strategies, Inc. for the purpose of reviewing and providing guidance related to the Company’s executive compensation and benefit programs. Neither consultant provided any other service to management of the Company. In mid-2009, Compensation Strategies, Inc. was appointed as the independent advisor and consultant to the Compensation Committee.

In the past year, the Compensation Committee has taken a number of actions, including:

•

Adopting a claw-back/recoupment policy for both cash and equity incentive compensation in the event of fraud or intentional misconduct resulting in a need to restate the Company’s financial statements;

•

Revising the form of the Company’s change in control agreements to be issued to new officers appointed on or after May 18, 2009 to eliminate the excise tax gross-up on any payments made pursuant to the change in control agreements and exclude the Performance Share Plan (“PSP”) target in the calculation of the severance payments made upon termination following a change in control;

•	Eliminating the tax gross-up relating to the CEO’s personal use of Company-provided aircraft;

•

Amending the Elected Officer Supplemental Pension Plan II to determine service credit for a partial year worked on a prorated basis consistent with the Company’s qualified defined pension plan (Pension Plan One). This amendment is applicable for newly employed officers or those executives currently employed who are promoted into an officer position on or after May 18, 2009;

•

Amending two executive perquisite programs (the Executive Vehicle Program and the Executive Long-Term Disability Program), resulting in a smaller number of covered participants and a reduction in future cost to the Company;

•	Recommending to the Board an amendment, which was approved, to terminate the Elected Officer Supplemental Pension Plan I effective March 1, 2010; and,

•

Reviewing comprehensive tally sheets for the CEO, the Chief Operating Officer (“COO”) and the Chief Financial Officer (“CFO”) which provides members of the Committee with summary information of each NEO’s compensation and benefits (Total Compensation) as well as quantifying certain payments under various separation events. Tally sheets are a useful tool that allows the Committee to make informed decisions about compensation adjustments for the NEOs. The Committee will continue to annually review tally sheets for all NEOs.

Compensation Philosophy—Beliefs and Principles

The purpose of the Company’s executive compensation programs is to enable the Company to attract, retain, deploy and focus the talents and energies of executives who are capable of meeting the current and future goals of the Company, most notably, the creation of shareholder value.

Below are the five design principles that govern the executive compensation programs:

1. General program competitiveness

Total compensation opportunities within the Company must serve to attract and retain top performing executives. All of the Company’s executive compensation program targets are established using relevant market data to ensure their competitiveness. For each component of compensation, we establish our target award levels at or near the median (50th percentile) of the markets in which we operate.

2. Pay for performance

A large percentage of an executive’s total compensation opportunity is contingent on, and variable with, performance. Performance is measured on:

a)	Multiple metrics of actual annual business unit and/or Company financial performance against pre-established business objectives (through the AIM Plan);

b)	The Company’s Earnings per Share (“EPS”) growth over a multi-year period relative to companies in the S&P 500 Industrial Index (through the PSP Program);

c)	Stock price performance (through equity compensation programs), including stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”); and

d)	The executive’s demonstrated ability to achieve Company objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company, and uphold the Company values and the Code of Conduct.

Total compensation can exceed the target award level if performance exceeds the target. Conversely, if performance falls short of the target, total compensation can fall below the target award level.

3. Internal parity

An executive’s total compensation opportunity is proportionate with responsibility, scope and complexity, which is a function of each individual’s role. Thus, similar jobs are assigned similar compensation opportunities, based on job grading and evaluation.

4. Alignment with various business strategies

The executive compensation programs are structured to be flexible in recognizing that individuals within sectors and business units must focus on specific financial measures to meet the short and long term plans of the business unit for which they are accountable. This principle, in conjunction with the Company-wide philosophy of general competitiveness, pay for performance and internal parity, determines the target award levels for sector and business unit leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their sector or business unit outperforms the Company as a whole. Conversely, if a sector or business unit fails to meet its annual plan, that sector or business unit’s leader may earn a lesser award in that year than his or her peers in a business unit or sector that met or exceeded its goals.

5. Shareholder alignment

The value of the variable compensation components (i.e., AIM plus equity-based awards, which make up a substantial portion of the executive’s total compensation mix) is directly linked to the financial performance of the Company and to the value created for the Company’s shareholders. Thus, the variable pay programs provide a strong incentive to create shareholder value, and establish clear alignment of the interests of our shareholders and of the executives. Beginning in 2009, the Board of Directors approved the inclusion of an annual shareholder advisory vote on executive compensation (i.e., a “say on pay”) to provide shareholders with an additional tool to voice any concerns about executive compensation with a goal of maintaining an alignment of interests between the Company’s shareholders and its executives.

Executive Compensation Programs

Program Structure and Compensation Committee Judgment

The Company has designed executive compensation programs to reward performance in relation to targets established for sales, earnings, cash flow and other financial measures, as well as operational excellence and sustained individual performance. As the Company operates in an ever-changing environment that is affected by economic, technological, regulatory and competitive factors beyond our control, the Compensation Committee may consider such factors in its process of setting specific performance targets for AIM awards and in determining the actual value of such awards.

The Company makes decisions relating to program design and pay adjustments in the context of the five design principles and overall compensation objectives described above as well as market best practices. To accomplish these objectives, the Company must have compensation and benefits programs that are competitive relative to the labor markets for our executives while controlling costs for the benefit of our shareholders. It is the Company’s intent to set target award levels for each component of compensation at or near the median of the markets in which we operate. The actual compensation realized by a particular executive may be above or below the target award level based on changes to salary, AIM payments and equity-based plan grants. Salary increases, AIM awards and PSP awards are all driven by attainment of some combination of individual, business unit and/or corporate financial measures which are described below. An executive’s annual stock option and RSU award is determined by an assessment of potential to drive future business results along with sustained performance. In addition, the target award levels may vary from year to year depending upon changes in compensation related to the labor markets for our executives and employment market competitiveness in general. Therefore, while the Compensation Committee believes that it is important to base compensation decisions on the most recent market data available, it retains the discretion to go above or below the target award levels for any individual or for any specific component of compensation. Although the compensation programs provide the Compensation Committee with formulaic guidelines and a framework within which to set a particular executive’s compensation, ultimately, the Compensation Committee uses its collective judgment when determining precisely how much to pay that executive. Consequently, the actual amounts of compensation that we pay to our executives may be more or less than the target award levels in any given year.

Tax and Accounting Considerations

The Company generally intends the variable compensation paid to NEOs to qualify as performance-based within the meaning of Section 162(m) of the Internal Revenue Code so as to be tax deductible by the Company, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, although the Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right, in appropriate circumstances, to pay amounts that are not deductible. In determining variable compensation programs, the Company considers other tax and accounting implications of particular forms of compensation such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares; however, the forms of variable compensation utilized are determined primarily by their effectiveness in providing maximum alignment with key strategic objectives and the interests of our shareholders.

Timing of Awards

All annual equity and non-equity awards are granted by the Compensation Committee at a meeting held after the annual earnings release in February. The timing of this meeting allows management to review the prior year’s performance and assemble all of the necessary information for the Compensation Committee’s consideration. The date is not selected or changed to increase the value of stock option awards for executives. In 2010, since the Company’s annual earnings release was on February 12, 2010, the Compensation Committee held a telephonic meeting on February 16, 2010 to approve the annual grant of equity awards, including stock options, which were granted and priced on February 16, 2010. This timing was intended to ensure adequate assimilation by the market of the information contained in the earnings release of February 12, 2010, which was one trading day before the exercise price of the stock options was established.

Clawback/Recoupment Policy

To further align the interests of the Company’s employees and its shareholders, effective February 2, 2010, the Compensation Committee approved a clawback/recoupment policy to ensure that any fraud or intentional misconduct leading to a restatement of the Company’s financial statements would be properly addressed. The policy provides that, based on the review and recommendation of the Compensation Committee, if it is found that an employee committed fraud or engaged in intentional misconduct that resulted, directly or indirectly, in a need to restate the Company’s financial statements, then the Compensation Committee has the discretion to direct the Company to recover all or a portion of any cash or equity incentive compensation paid or value realized, and/or to cancel any stock-based awards or AIM award granted to an employee on or after February 2, 2010 so as to remedy the misconduct. The Compensation Committee may also request that the Company seek to recover any gains realized on or after February 2, 2010 for equity or cash awards made prior to that date (including AIM, stock options, PSP and RSUs).

Application of the clawback/recoupment policy shall be subject to a determination by the Compensation Committee that (i) the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated, (ii) the cash incentive or equity award would have been less valuable than what was actually awarded or paid based on the application of the correct financial results, and (iii) the employee to whom the policy applied engaged in fraud or intentional misconduct.

Peer Group Comparison

The Compensation Committee periodically reviews and evaluates the executive compensation pay levels and practices against those of other similar companies with whom the Company competes for executive talent. These comparisons are conducted throughout the year using a variety of methods such as: direct analysis of the Proxy Statements of other diversified industrial companies (see peer group below) ranging in size from approximately $8 billion to $53 billion in revenues, a review of compilations of survey data of companies of similar size in a range of relevant industries published by several independent consulting firms, and a review of customized compensation surveys performed by independent consulting firms. No single source of information controls the decision on compensation. Several of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s 500 Industrial Index referred to in the Company’s Annual Report on Form 10-K under the caption “Performance Graph.”

Diversified Industrial Peer Group Members
3M
Cummins, Inc.
Danaher Corp/DE
Dupont
Eaton Corp
Emerson Electric
Honeywell International
Illinois Tool Works Inc.
ITT Industries Inc.
Johnson Controls Inc.
Paccar Inc.
Parker Hannifin Corp
PPG Industries
Raytheon
Textron
Tyco International
United Technologies

The Compensation Committee periodically reviews the appropriateness of the peer group and makes changes if the Company’s size or lines of business change, or if the companies within the peer group change their businesses or operations.

Total Direct Compensation

An executive’s target award level related to their total direct compensation opportunity is comprised of four key programs: 1) base salary, 2) the AIM program, 3) the PSP program and 4) the stock option/RSU program.

Base Salaries

The Compensation Committee determines base salaries for the Company’s officers, including the NEOs, by evaluating the responsibilities of the officers and their competence to perform their role, and by reference to the peer group and the competitive marketplace for executive talent, as described above.

The Annual Incentive Matrix (AIM) Program

The AIM program is an annual cash incentive program that provides awards for the achievement of pre-established annual performance objectives, which are based on the annual operating plan of the Company’s business units, sectors, and the enterprise as a whole. An annual target award level, expressed as a percentage of base salary, is established for each participant. The target award level is based on the compensation levels of similar jobs in other comparable companies as well as the participant’s experience and competence level in performing the duties of that role. The program provides annual cash awards that are contingent on, and variable with, specific performance measures, associated with individual, business unit and enterprise performance.

Actual awards can range from zero to 200% of target depending on performance. In 2009, the enterprise financial measures and respective weighting were 50% Earnings per Share from continuing operations, excluding restructuring (“EPS”) and 50% Available Cash Flow (“ACF”). On February 2, 2010, the Compensation Committee approved the use of Revenues as a third financial metric (in addition to EPS and ACF, with all three equally weighted) to be used when determining AIM awards for performance year 2010.

2009 Performance Targets

For fiscal year 2009, the pre-established performance targets compared to the actual reported performance results was as follows:

	Pre-Established Performance Targets	Actual Reported Performance Results
Earnings Per Share (EPS)	$2.05	$1.65
Available Cash Flow (ACF)	$920M	$1.6B

However, during 2009, due to a one-time tax adjustment and the working capital impact of a reduction in revenues, for compensation purposes, we adjusted the metrics used to calculate the variable pay program awards as follows:

Adjusted Performance Results
Earnings Per Share (EPS)	$1.65
Available Cash Flow (ACF)	$1.2B

The CEO’s 2009 AIM Award

The CEO’s fiscal year 2009 AIM target opportunity was set at 175% of base salary or $2,231,250 (175% of a base salary of $1,275,000). Actual awards under the program for the 2009 performance year (paid in February 2010) could vary based on performance from zero to 200% of the target, in this case, from $0 to $4,462,500. Performance was measured against pre-established objectives for the two financial measures described above (EPS and ACF) as well as achievement of key strategic objectives. The financial weighting for the CEO was as follows:

Earnings Per Share (EPS) vs. Plan	50%
Available Cash Flow (ACF) vs. Plan	50%

The Compensation Committee reviews the annual performance against the financial measures as described above, and then applies the Compensation Committee’s collective judgment regarding the CEO’s overall performance. The calculation is as follows:

(a)	Based on the pool generated under the Senior Executive Performance Plan (the shareholder approved 162(m) plan), Mr. Henkel (who is eligible for 30% of the pool) had his AIM award reduced so as not to exceed his allowable percentage of the pool generated.

For the fiscal year 2009 performance period, the results, as adjusted for compensation purposes, for EPS were 20% below plan, and for ACF were 30% above the Company’s 2009 annual operating plan. Given these financial results as well as an the achievement of key strategic objectives, the Compensation Committee awarded the CEO an AIM award of $2,446,000, which was approximately 9.6% above the target award level established for 2009.

The AIM Award for Other NEOs

The other NEOs fall into the categories of sector presidents or functional staff leaders (such as the President and Chief Operating Officer, the Chief Financial Officer and the General Counsel).

Sector presidents receive AIM awards that are based on a target award level expressed as a percentage of salary, and are a function of their individual performance, the financial performance of their sector (measured by sales, operating income (OI), available cash flow (ACF)), the financial performance of the enterprise as a whole, as well as the achievement of key strategic objectives. The calculation is illustrated below:

The relative weight assigned to each performance category may vary by sector depending on the particular business strategy for each unit. For sector presidents, the emphasis is on individual and sector performance, but with some exposure to the performance of the enterprise as a whole, that is, 25%. If the financial performance category is at or below 66% of plan (enterprise and/or sector), the program produces a zero award for that category; likewise, performance at or above 150% of plan produces an award of 200%.

Similarly, functional staff leaders receive AIM awards that are based on a target award level, expressed as a percentage of base salary, and are a function of their individual performance, including the achievement of key strategic objectives, and the financial performance of the enterprise. The calculation is as follows:

For functional staff leaders, the emphasis is on individual performance and enterprise performance measured in terms of EPS and ACF. As with the sector presidents, if the financial performance category is at or below 66% of plan, the program produces a zero award for that category; likewise, performance at or above 150% of plan produces an award of 200%.

The resulting 2009 AIM award calculations for all the NEOs are as follows:

Name	Title	2009 AIM Target Award Level ($)	Actual Award ($)	Actual Award as a % of Target (%)
H. L. Henkel	Chairman and Chief Executive Officer	2,231,250	2,446,000	109.62%

M. W. Lamach	President and Chief Operating Officer	770,000	850,927	110.51%

S. R. Shawley	Senior Vice President and Chief Financial Officer	550,000	668,586	121.56%

P. Nachtigal	Senior Vice President and General Counsel	420,000	482,708	114.93%

S. B. Hochhauser	Senior Vice President	472,500	539,509	114.18%

Senior Executive Performance Plan (SEPP)

The SEPP is a shareholder approved plan that funds the annual cash incentive awards (AIM) that may be granted to each of the NEOs. The pool is established based on the profit after tax in excess of 6% Return on Equity (“ROE”). Thus, if the Company fails to generate profits in excess of 6% ROE, no pool is created to fund the AIM awards for the NEOs. In such case, any cash incentive awards to the NEOs are at the discretion of the Compensation Committee and would not be considered to be made under the SEPP. Since the inception of this shareholder approved plan in 1995, the Company has always generated more than sufficient profit to fund the plan, that is, well in excess of the 6% ROE threshold. For performance year 2009, although the pool generated sufficient cash to fund the AIM awards in total, the limitation mandated by the SEPP of only allowing 30% of the pool to be used for the CEO resulted in a small reduction in his AIM award. The pool established by the formula described above represents the maximum amount that the Compensation Committee can approve as performance-based cash compensation for its NEOs in accordance with Section 162(m) of the Code. The Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs after considering the factors described in the AIM Program section above.

Performance Share Program (PSP)

The PSP provides awards to executives based on the Company’s relative EPS performance (from continuing operations) over a three-year performance cycle as compared to all of the companies in the S&P Industrial Index. Annual grants, expressed in a fixed US dollar amount, are established for each executive as part of their overall target direct compensation opportunity as described above. The maximum payout opportunity is 200% of the target number of performance share units (PSUs), which are determined based on the fair market value of the Company’s ordinary shares on the date of grant. The number of PSUs earned is determined by actual performance at the end of the performance period and the award is settled in ordinary shares. The actual value of the award payout is based on the number of shares earned and the Company’s share price on the date of distribution. Dividend equivalents are not earned until the awards vest, and are payable in cash at the time of distribution unless the PSUs were deferred into the Ingersoll Rand Executive Deferred Compensation Plan II. As disclosed in the 2009 Proxy Statement, to transition between the one year PSP program that was in effect through 2008 and the current three year PSP program, there was a one-time PSP target award in 2009 with a two year performance period for 2009 through 2010, which will be based on the Company’s EPS growth relative to the S&P 500 Industrial Index peer group and the performance against the publicly announced Trane acquisition synergy savings target. The Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award amounts, either as a percentage or a dollar amount, or not to grant any award regardless of actual performance against goals. Since the performance periods for the two and three year awards have not yet ended, there were no actual performance shares earned for the 2009 plan year. The aggregate grant date fair value of the PSP target awards granted to the NEOs in 2009 can be found in the 2009 Grants of Plan Based Awards Table.

Stock Options/Restricted Stock Units

The Company’s equity grant program utilizes a mix of stock options and RSUs for eligible participants (other than the CEO and the COO(1)). Stock options are granted annually at an exercise price equal to the fair market value of ordinary shares on the date of grant. Stock options vest ratably over a three year period following the grant. The RSUs also vest ratably over 3 years (along with dividend equivalents that are only paid if and when the RSUs vest). At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash. The program rewards long-term shareholder value created through the rising market value of our ordinary shares resulting from the Company’s sustained long-term efforts.

For the 2010 grants, the number of stock options was determined based on the Black-Scholes value as set December 31, 2009 and the number of RSUs was determined using the fair market value of the Company’s ordinary shares on the date of grant. The Compensation Committee believes that the current mix of stock options and RSUs conserves share usage under the Company’s Incentive Stock Plan and provides a better balance between risk and reward for equity plan participants. The Compensation Committee annually reviews the Company’s equity mix and grant policies to ensure the best approach for the Company and its shareholders.

(1)	To ensure that the CEO and COO’s variable compensation is 100% performance-based, their awards remain solely in the form of stock options.

2010 Stock Option Awards for the CEO and COO:

For the other NEOs, the same methodology is used to calculate the stock option/RSU award with the only difference being that individual performance is a management-determined assessment of the potential to drive future business results as well as sustained performance.

Calculation of Award for other NEOs:

The resulting Stock Option/RSU Awards for all of the NEOs are as follows:

	2010 Option/RSU Target ($)	Actual Stock Option Award	Actual RSU Award	Actual Award as a % of Target (%)
H. L. Henkel	7,500,000	675,000	N/A	101%
M. W. Lamach	2,750,000	250,000	N/A	101%
S. R. Shawley	925,000	41,406	14,640	100%
P. Nachtigal	550,000	24,620	8,705	100%
S. B. Hochhauser	600,000	26,858	9,497	100%

The Mix of Total Direct Compensation

The chart below shows the relative proportion of each program by category at year-end (based on target award levels):

	# In Category	Base Salary Program	Annual Incentive Program	Stock Option/RSU Program	Performance Share Program	Total Variable Pay Opportunity at Target	Total Direct Compensation at Target
Chairman and CEO	1	12%	20%	68%	0%	88%	100%
Other Current NEOs	4	17%	19%	32%	32%	83%	100%
Other Current Executives	55	37%	23%	21%	19%	63%	100%
Total Group	60	29%	22%	30%	19%	71%	100%

Analysis Regarding Mix:

•	Total variable pay opportunity is comprised of the AIM program, stock option/RSU program and PSP program, and, together with the base salary, comprises the total direct compensation.

•

71% (total variable pay opportunity) of executive compensation opportunity was contingent on, and variable with performance. Performance is measured against pre-established business objectives with respect to the AIM Program, stock price performance with respect to stock or option awards and relative earnings growth compared to S&P Industrial companies as well as stock price performance with respect to PSP awards.

•	Executives with higher levels of responsibilities have a greater portion of their pay opportunity at risk (pay that is dependent on individual, business unit, sector and Company performance).

•	88% of the CEO’s total direct compensation opportunity is contingent on performance; 83% of total direct compensation for the other current NEOs is contingent on performance.

•

As the chart clearly reflects, the Company has deliberately chosen to put less emphasis on base salary and more emphasis on variable pay in structuring the executives’ compensation packages. Although we do not use mathematical weightings when determining the mix of the various compensation components, we lean heavily toward variable pay to more closely align the pay of our executives with the creation of value for our shareholders. The value of the variable pay components (AIM, PSP and stock option/RSU) is directly tied to Company performance, and therefore the majority of an executive’s annual total direct compensation opportunity is contingent on the successful performance of the Company. This emphasis on variable compensation is consistent with compensation practices of peer companies as well as general industry survey data for companies of our size, and reflects our pay for performance principle.

Executive Deferred Compensation Plans (EDCP Plans)

The Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Executive Deferred Compensation Plan II (“EDCP II,” together with the EDCP Plan I, the “EDCP Plans”) enables eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details.

Share-Ownership Guidelines

A formal share-ownership program has been established by the Company, which requires that its executives achieve and maintain ownership of ordinary shares or ordinary share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Participants as of 12/31/09	Individual Ownership Requirement (Shares and Equivalents)
Chief Executive Officer	1	150,000 shares
Executive Vice Presidents & Chief Operating Officer	1	75,000 shares
Senior Vice Presidents	9	40,000 shares
Corporate Vice Presidents	10	15,000 shares
Other Executives	39	6,000 shares

The share-ownership program requires the accumulation of ordinary shares (or ordinary share equivalents) over a five-year period following the date the person becomes subject to share-ownership requirements at the rate of 20% of the required level each year. Executives who are promoted, and who have their ownership requirement increased, have three years to achieve the new level from the date of promotion. However, given the significant increase in the ownership requirement for an individual who is promoted to CEO, this individual has five years from the date of the promotion to achieve the new level. Ownership credit is given for actual ordinary shares owned, deferred compensation that is invested in ordinary shares within the EDCP Plans, ordinary share equivalents accumulated in the qualified and non-qualified employee savings plans as well as RSUs. Stock options, stock appreciation rights and unvested PSUs do not count towards meeting the share-ownership target. If executives fall behind their scheduled accumulation level during the five year accumulation period, or if they fail to maintain their required level of ownership after the five-year accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions until the required ownership level is achieved. As of March 31, 2010, all of the executives subject to the share-ownership guidelines were in compliance with these requirements.

Executive Perquisites

The Company’s philosophy is to provide perquisites at levels consistent with prevailing market practice and those of our peer companies. The following are the perquisites provided to Company executives:

•	Company-leased cars are provided for business and personal use, with the estimated value associated with personal use taxable to the executives;

•	Medical examinations and appropriate, physician-recommended medical tests under the Executive Health Program;

•	Financial counseling and tax-preparation services, a portion of which is imputed to the executive’s income.

•

For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel exclusively on Company-provided aircraft for both business and personal purposes. The value associated with this personal travel is imputed to the CEO’s income in accordance with IRS regulations. In May 2009 the Compensation Committee of the Board approved the elimination of gross-ups to reimburse federal, FICA and state taxes resulting from this particular imputation. Mr. Henkel voluntarily gave up the 2009 gross-up that had accrued prior to the May 2009 amendment to the perquisite policy.

•

As a result of the Company’s tax residency in Ireland, employee directors (in 2009, this included Mr. Henkel and Ms. Nachtigal) became subject to Irish tax on a portion of their annual compensation that is attributed to their work as directors of the Company. A tax gross-up to reimburse them for the Irish tax, which is in addition to the taxes they pay on their total compensation in the U.S., is provided.

•

In addition, if any NEO participates in the Company’s general relocation program, the benefits received as part of that relocation are also considered perquisites by the SEC. These relocation benefits include a gross-up payment to reimburse applicable taxes resulting from relocation expenses that are imputed as income to the NEO, including federal, state and FICA taxes.

The incremental cost to the Company for perquisites is reported in “All Other Compensation” shown in the Summary Compensation Table.

Retirement Programs and Other Benefits

The Company and its subsidiaries maintain a number of defined benefit pension plans for their employees. The purpose of the pension plans is to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. These plans(2) include:

•	the qualified Ingersoll-Rand Pension Plan Number One (the “Pension Plan”);

•	the Ingersoll-Rand Supplemental Pension Plans; and

•	the Elected Officers Supplemental Programs.

The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65. Vesting occurs after five years of service regardless of age. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available.

The Supplemental Pension Plans are unfunded, non-qualified, non-contributory defined benefit restoration plans, i.e., they provide benefits to each individual U.S. participant in the amounts which would have been payable under the Pension Plan had payments under the Pension Plan not been subject to IRS limits on annual compensation recognized to calculate the Pension Plan benefits. Benefits under the Supplemental Pension Plans are available only as a lump sum after termination unless the lump sum value is deferred under the EDCP Plans in accordance with plan provisions. Approximately 350 employees are covered under the Supplemental Pension Plans.

The EOSP Plans are unfunded, non-qualified, non-contributory defined benefit plans, designed to replace a percentage of a officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of the officer’s three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in the definition of the final average pay. The EOSP Plans provide a benefit pursuant to a formula in which 1.9% of a participant’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by the Company under certain qualified and non-qualified retirement plans as well as Social Security. If additional years of service were granted to an officer as part of his or her employment agreement, those additional years of service are reflected on the Pension Benefits table in this Proxy Statement. Participation in the EOSP Plans is limited to officers of the Company, of which there were 20 officers at year-end. Unreduced benefits under the EOSP Plans are available at age 62 and benefits are only available as a lump sum after termination.

On February 3, 2010 the Board of Directors agreed to amend EOSP II in regard to the interest rate used in calculating the present value of the EOSP II benefit for Mr. Henkel and Ms. Nachtigal. This was done in view of

(2)	In light of the American Jobs Creation Act of 2004, “mirror plans” for the Ingersoll-Rand Supplemental Pension Plan (the “Supplemental Pension Plan I”), Elected Officer Supplemental Program (the “EOSP I”) and the EDCP Plan were created. These mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (the “Supplemental Pension Plan II” and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”), the Elected Officer Supplemental Program II (the “EOSP Plan II” and, together with the EOSP Plan I, the “EOSP Plans”) and the EDCP Plan II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the original programs, that is, plans that were in place prior to December 31, 2004. The mirror plan benefit is calculated by subtracting the original benefit value to avoid double-counting the benefit. On February 3, 2010, in an effort to harmonize the benefit plans of Ingersoll Rand and Trane, to simplify administration of such plans and to reduce expenditures, the Board of Directors of the Company approved the termination of certain benefit plans of the Company (including the EOSP I) effective March 1, 2010. Distributions under the EOSP I were made to eligible participants in March 2010.

the critical role both would play in overseeing and managing the transition of their roles to their successors, and their agreement to defer their retirement for a number of months to aid in this transition. For additional details please see the footnote following the Pension Benefits Table.

The Company offers a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to its salaried and hourly U.S. workforce. The ESP is a plan that provides a dollar for dollar Company match on the first six percent of the employee’s contributions to the ESP. The ESP has a number of investment options and is an important component of the Company’s retirement program.

The Company also has a non-qualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to IRS or plan limitations. The Supplemental ESP consists of notional Company contributions only. For investment purposes, these notional contributions are deemed to be invested in ordinary shares of the Company. There is no investment discretion in this plan. Approximately 350 employees are covered under this plan.

The Company provides an enhanced, long-term disability plan to certain executives. The plan provides for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates. In June 2009, the Compensation Committee agreed to limit future participation in the plan to officers only.

Discontinued (Frozen) Benefit Plans

The following plans represent old legacy benefit plans that are now frozen and no longer offered to new employees. Since several of our NEOs are long-tenured, they retain benefits under these plans, and therefore the plans are described in detail below to provide full disclosure.

The Company established a 10-Year Annuity Program (the “10-Year Annuity Plan”) to provide additional post-employment payments to officers to make up for a reduction in the amount of life insurance the officers could purchase under the Company’s Group Term Life Insurance Plan. Pursuant to the 10-Year Annuity Plan, the Company has entered into arrangements with Mr. Henkel and Ms. Nachtigal under which the Company is obligated to pay Mr. Henkel $125,000 and Ms. Nachtigal $45,000 annually for a ten-year period commencing the later of age 62 (or 65 in the case of Ms. Nachtigal) or termination of employment with the Company, so long as their employment with the Company is not terminated for cause and as long as they meet certain non-competition obligations. In Mr. Henkel’s case, he must work until age 62 in order to qualify for this benefit. In the event of death, the benefits payable to Mr. Henkel and Ms. Nachtigal would be paid to their respective estates to the extent not already paid. In the case of Mr. Henkel, the Company is a beneficiary of a life insurance policy on Mr. Henkel and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program. Participation in the 10-Year Annuity Plan was frozen in 1999.

The Senior Executive Death Benefit program was established in 1988 to provide officers with pre and post retirement death benefits, which had previously been provided under the Company’s Group Term Life Insurance Plan. Under the Senior Executive Death Benefit program, the Company provides Ms. Nachtigal with life insurance coverage of one times annual base salary and AIM program award (increased in certain instances to account for income tax obligations payable by the officer’s estate in respect of such supplemental coverage). Mr. Henkel voluntarily terminated his participation in this program effective January 1, 2009. Participation in this plan was frozen in 1999.

The Company established the Estate Enhancement Program in 1998 to provide a means for certain officers to accumulate estate assets through an insurance benefit. In accordance with the Estate Enhancement Program, in 1999 and 2000, Ms. Nachtigal waived her right to receive $100,000 ($200,000 in the aggregate) of distributions under the then existing PSP program. In connection with these waivers, the Company entered into an arrangement under which it purchased life insurance policies on the life of Ms. Nachtigal, the proceeds of which are payable to designees of Ms. Nachtigal. The program is designed in such a way that the cost of the life insurance policies is unlikely to exceed the cost the Company would have incurred with respect to the distributions waived by Ms. Nachtigal. Participation in this plan was frozen in 2002.

The Management Incentive Unit Plan (the “MIU Plan”) was established to provide an incentive to attract and retain top performers and to focus the attention of the participants on shareholder value. The MIU Plan has since been replaced with other long-term incentive awards. Participation is frozen and no new MIU awards under this plan have been made since 1990. The MIU Plan is a non-qualified plan that provides quarterly cash payments of dividends and accruals of ordinary share equivalents to active participants based upon the number of MIU units previously awarded to a participant. When cash dividends are paid on the Company’s ordinary shares, a participant is paid a cash amount equal to one-half of the dividends the participant would have received had the participant owned one share of ordinary share for each MIU unit granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into ordinary share equivalents which also are held in the participant’s MIU account. The one-half portion of the dividend that is credited as an ordinary share equivalent is included in the pension value of accumulated benefit column of the Pension Benefits table. Following retirement, distributions of the ordinary share equivalents (and not the underlying MIUs granted to the participant) are made in cash equal to the fair market value of one ordinary share for each ordinary share equivalent credited to the participant’s account. There are 15 active participants remaining in the MIU Plan, one of whom is Ms. Nachtigal.

Trane Benefit Plans

When the Company purchased Trane in June 2008, the purchase agreement stipulated that we would maintain (for a period of no less than one year for qualified plans and two years for non-qualified plans) benefit plans that were no less favorable in the aggregate than what Trane had in place prior to the acquisition date. To honor this commitment, the Company agreed to maintain the Trane benefit plans until the end of the covenant period. No NEO is covered by a Trane plan.

2009 Chief Executive Officer Compensation

Mr. Henkel’s annual salary has remained at $1,275,000 since his last increase in August 2007.

On February 16, 2010, the Compensation Committee approved incentive awards (as described above) to Mr. Henkel as follows:

AIM Program	$2,446,000
PSP Program	N/A
Stock Option Program(1)	675,000 options

(1)	On February 16, 2010 the Compensation Committee made the decision to award the CEO his entire equity award in the form of options (rather than a split between options and PSUs). The Compensation Committee believes that granting only stock options, which are longer-term in nature that PSUs, creates a better alignment with both shareholder returns and the long-term strategy and business transformation of the Company initiated by Mr. Henkel.

2009 Compensation of Other NEOs

During 2009 there was a freeze on merit increases for the salaried workforce, including NEOs. Only NEOs who were promoted during the year or who had market adjustments that had been previously approved in 2008, were granted increases in accordance with the policies stated above. Mr. Lamach was appointed to a new position of President and COO during 2009 and received a base salary increase of 21.7%. Mr. Shawley received a base salary market adjustment of 4.8% that had been previously approved in 2008. No other NEO received a base salary increase during 2009. Annual cash incentive awards to these NEOs were granted based on the achievement of performance objectives of the type described above, the Company’s financial performance and the contributions made by these NEOs as measured versus predetermined strategic objectives. These NEOs, other than Mr. Henkel, were granted annual cash incentive program awards averaging approximately 109% of year-end salary.

In addition, these NEOs were granted PSP program awards in the form of PSUs, which will vest and be issued as ordinary shares in February 2011 and 2012 (contingent upon achievement of the applicable performance goals and subject to continued employment if not already retirement eligible), as indicated in the Grants of Plan-Based Awards table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column. The NEOs were also granted stock options/RSUs in respect of the Company’s ordinary shares, as indicated in the Grants of Plan-Based Awards table in the “Actual Stock and Option Awards” column. These awards, in accordance with the practices referred to above, are commensurate with the extent to which the NEOs performed relative to the programs’ performance objectives.

Severance Arrangements

In connection with external recruiting of certain officers, the Company generally enters into employment agreements that provide for severance payments upon certain terminations of those officers, other than in the event of a change in control. Messrs. Henkel, Lamach and Hochhauser have such arrangements.

Change In Control Provisions

The Company has entered into change in control agreements with its officers. All officers are subject to a double trigger, meaning that payments would only be received if an officer is terminated or resigns for “good reason” within 2 years following a change in control. The Company provides these change in control agreements to its officers so as to allow them to act in the best interests of shareholders in the event of a change in control situation without the distraction of potential negative repercussions of a change in control on their own position with the Company. Refer to the Post Employment Benefits section of the Proxy for a more detailed description of the change in control provisions.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Orin R. Smith (Chair)

Jared L. Cohon

Gary D. Forsee

Constance J. Horner

Tony L. White

Executive Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers (collectively, the named executive officers, or the “NEOs”) for services rendered during the last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
H. L. Henkel	2009	1,275,000	—	7,500,000	2,409,750	2,446,000	3,665,592	444,294	17,740,636
Chairman of the Board and Chief Executive Officer	2008	1,275,000	—	929,844	3,641,625	1,425,000	7,104,694	525,269	14,901,432
	2007	1,231,250	—	4,535,700	2,421,311	3,000,000	2,514,481	444,790	14,147,532

M. W. Lamach	2009	688,542	—	2,022,864	658,429	850,927	1,053,076	92,724	5,366,562
President and Chief Operating Officer	2008	557,917	—	111,581	1,988,423	390,920	333,436	96,743	3,479,020
	2007	508,333	—	544,284	484,317	477,085	100,323	83,638	2,197,980

S. R. Shawley	2009	550,000	—	1,721,170	372,094	668,586	923,344	454,738	4,689,932
Senior Vice President and Chief Financial Officer	2008	489,583	—	130,178	2,030,423	290,559	2,516,223	1,399,554	6,856,520
	2007	416,667	—	453,570	484,317	405,425	678,044	101,629	2,539,652

P. Nachtigal	2009	525,000	—	1,263,188	274,541	482,708	458,793	157,881	3,162,111
Senior Vice President and General Counsel	2008	522,917	—	111,581	511,791	227,981	1,442,315	121,923	2,938,508
	2007	497,500	—	544,284	430,455	449,250	733,181	114,573	2,769,243

S. B. Hochhauser	2009	525,000	—	1,376,929	297,675	539,509	322,177	77,153	3,138,443
Senior Vice President

(a)	Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. A portion of the salary of Mr. Hochhauser (10%) was deferred into the EDCP Plans in 2009. In addition, a portion of the salary of Mr. Henkel (20%) was deferred into the EDCP Plans in 2007 and 2008. Amounts shown in this column are not reduced to reflect deferrals of salary into the EDCP Plans.

(b)	The amounts shown in this column reflect the aggregate grant date fair value of PSP awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSP awards, the awards are valued assuming target level performance achievement (rather than maximum level performance achievement). If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSP awards would be as follows:

Name	Maximum Grant Date Value of PSP Awards
	2009-10	2009-11
H. L. Henkel	$7,500,000	$7,500,000
M. W. Lamach	$1,800,023	$1,800,023
S. R. Shawley	$1,500,014	$1,500,014
P. Nachtigal	$1,100,012	$1,100,012
S. B. Hochhauser	$1,200,004	$1,200,004

For a discussion of the assumptions made in determining the ASC 718 values see Note 18, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in the 2009 Annual Report on Form 10-K. The ASC 718 grant date fair value of the PSP award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.

In 2007, the Compensation Committee decided that PSP awards earned would be paid in stock (instead of cash) after a one-year vesting period. In 2008, effective for the awards granted in 2009, the PSP program was amended to a three-year performance cycle (with a two-year transition award in 2009 to bridge the gap between the one and three-year plans). Thus, in 2009, two separate target award grants were made covering the 2009-10 performance years and the 2009-11 performance years. While the new SEC rules require disclosure of the aggregate grant date fair value for both award grants in 2009, any payouts from the two separate target award grants would be made in separate years. The 2008 and 2007 award amounts were restated from previous proxy disclosures to reflect changes to the SEC rules requiring awards to be valued on an aggregate grant date fair value basis. Please see also the Grants of Plan-Based Awards table for additional details of the 2009 grants including in this column.

(c)	The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values see Note 18, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2009 Annual Report on Form 10-K. In accordance with ASC 718, the fair value of the grant is determined using the Black-Scholes option pricing model. The 2008 and 2007 award amounts were restated from previous proxy disclosures to reflect changes to the SEC rules requiring awards to be valued on an aggregate grant date fair value basis. The assumptions underlying the valuation of stock options granted in 2009 are set forth in footnote (f) to the 2009 Grants of Plan-Based Awards below.

(d)	This column reflects the amounts earned as annual awards under the AIM program. Unless deferred into the EDCP Plans, AIM program payments are made in cash. For 2009, no AIM payments were deferred by the NEOs, except for Mr. Hochhauser, who deferred 10% of his AIM award. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP Plans.

(e)	Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the Pension Plan, Supplemental Pension Plans, EOSP Plans, the MIU Plan and the 10-Year Annuity Plan, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced.

In 2008, the change in pension benefits value was, to a large extent, attributable to the unanticipated change in interest and discount rates. Decreasing interest rates, compounded by increasing discount rates, cause the value of the lump sum under the EOSP II to increase. The change in pension benefits value that is attributable to these provisions is $2,148,800 for Mr. Henkel. For younger NEOs, this change had a more moderate impact. The remaining change in pension benefits value for the NEOs is attributable to an additional year of service and age, the 2008 AIM award and any annual salary increase.

The plans do not permit above-market or preferential earnings on any non-qualified deferred compensation, and therefore no such amounts are reflected in this column.

(f)	The amounts reflected in this column include:

•	for Ms. Nachtigal the cash portion of the dividend paid pursuant to the Company’s MIU Plan.

•

Company contributions to the accounts of the NEOs under the ESP, as well as amounts credited to the accounts of such NEOs under the Supplemental ESP, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code and plan restrictions on such benefits;

•

for Ms. Nachtigal under the Senior Executive Death Benefit program, a portion of the respective life insurance policy premiums representing the difference between the cost of age graded insurance and premiums paid by such NEO;

•

for Ms. Nachtigal, income recognized during the term of the split-dollar life insurance policies purchased by the Company pursuant to the Estate Enhancement Program. The income amount is based on the face amount of the policy and the age of the insured under the policy;

•

the aggregate incremental cost to the Company for providing certain perquisites to the NEOs. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires Mr. Henkel to travel exclusively on Company-provided aircraft for business and personal purposes. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hanger and insurance expenses. In 2009, the Company provided relocation benefits to Mr. Shawley for inventory/home sale expenses and in 2008 for the reimbursement of household moving expenses, payment of the full appraised value of his homes and reimbursement for documented capital improvements made to his homes. The relocation amounts paid in 2008 and 2009 were a result of Mr. Shawley’s promotion to CFO and his required move to North Carolina. In 2007, the Company provided relocation benefits to Mr. Shawley, including reimbursement of household moving expenses relative to his move to Missouri when he was the Sector President for Climate Control Technologies. The Company provides certain executives with Company-leased cars for business and personal use. The incremental cost of the Company-leased cars is calculated based on the lease, insurance, fuel and maintenance costs to the Company. In addition, the Company provides certain executives with (i) financial counseling services, which may include tax preparation and estate planning services, (ii) medical services through an on-site physician under the Executive Health Program and (iii) wellness reimbursement for health club memberships;

•

for Messrs. Henkel and Shawley and Ms. Nachtigal, the estimated year over year increase in the value of the retiree medical plan. The increase was calculated based on the methods used for financial statement reporting purposes;

•	for Mr. Henkel and Ms. Nachtigal, those payments that reimburse them for the income taxes payable in respect to Irish taxes.

The following table summarizes the components of this column for fiscal year 2009:

Name	MIU Plan ($)	ESP (including Supple- mental ESP) ($)	Senior Executive Death Benefit Program ($)	Estate Enhance- ment Program ($)	Perquisites ($)(a)	Retiree Medical Plan ($)	Irish Tax Gross-up ($)	Total ($)
H. L. Henkel	—	162,000	—	—	218,292	3,800	60,202	444,294
M. W. Lamach	—	64,768	—	—	27,956	—	—	92,724
S. R. Shawley	—	50,433	—	—	401,105	3,200	—	454,738
P. Nachtigal	8,250	45,179	6,797	2,433	37,736	3,200	54,286	157,881
S. B. Hochhauser	—	48,061	—	—	29,092	—	—	77,153

(a)	The following table summarizes the incremental value of each type of perquisite provided to the NEOs in fiscal year 2009:

Name	Aircraft Usage ($)	Financial Consulting ($)	Car Usage ($)	Executive Health Program ($)	Relocation Benefits ($)
H. L. Henkel	179,501	8,387	27,307	3,098	—
M. W. Lamach	—	9,213	18,744	—	—
S. R. Shawley	—	8,340	15,695	4,192	372,877
P. Nachtigal	—	8,422	25,540	3,774	—
S. B. Hochhauser	—	8,759	16,935	3,397	—

2009 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2009. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of stock option awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Price of Security Underlying Options on Grant Date ($/Sh) (e)	Grant Date Fair Value of Stock and Option Awards ($)(f)
		Number of Units (#)	Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)	Actual Stock and Option Awards (#)(c)
H. L. Henkel
AIM	February 12, 2009		0	2,231,250	4,462,500
PSP (2008)(g)	February 12, 2009						100,000	200,000	55,200			929,844
PSP (2009-10)	February 12, 2009						222,618	445,236				3,750,000
PSP (2009-11)	February 12, 2009						222,618	445,236				3,750,000
Options	February 12, 2009								425,000	16.845	16.99	2,409,750

M. W. Lamach
AIM	February 12, 2009		0	770,000	1,540,000
PSP (2008)(g)	February 12, 2009						12,000	24,000	6,624			111,581
PSP (2009-10)	February 12, 2009						53,429	106,858				900,012
PSP (2009-11)	February 12, 2009						53,429	106,858				900,012
Options	February 12, 2009								116,125	16.845	16.99	658,429
RSUs	February 12, 2009								13,225			222,841

S. R. Shawley
AIM	February 12, 2009		0	550,000	1,100,000
PSP (2008)(g)	February 12, 2009						14,000	28,000	7,728			130,178
PSP (2009-10)	February 12, 2009						44,524	89,048				750,007
PSP (2009-11)	February 12, 2009						44,524	89,048				750,007
Options	February 12, 2009								65,625	16.845	16.99	372,094
RSUs	February 12, 2009								13,125			221,156

P. Nachtigal
AIM	February 12, 2009		0	420,000	840,000
PSP (2008)(g)	February 12, 2009						12,000	24,000	6,624			111,581
PSP (2009-10)	February 12, 2009						32,651	65,302				550,006
PSP (2009-11)	February 12, 2009						32,651	65,302				550,006
Options	February 12, 2009								48,420	16.845	16.99	274,541
RSUs	February 12, 2009								9,684			163,175

S. B. Hochhauser
AIM	February 12, 2009		0	472,500	945,000
PSP (2008)(g)	February 12, 2009						12,000	24,000	6,624			111,581
PSP (2009-10)	February 12, 2009						35,619	71,238				600,002
PSP (2009-11)	February 12, 2009						35,619	71,238				600,002
Options	February 12, 2009								52,500	16.845	16.99	297,675
RSUs	February 12, 2009								10,500			176,925

(a)

The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “The Annual Incentive Matrix (AIM) Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2010, based on performance in 2009. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2009. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSP awards and reflect the PSP award for the 2008 performance period, the target grant for performance period 2009-2010, and the target grant for performance period 2009-2011. For a description of the Compensation Committee’s process for establishing PSP target award levels, please refer to Compensation Discussion and Analysis, under the heading “Performance Share Program (PSP)”.

(c)	The amounts in this column reflects the PSP shares awarded in 2009 for the 2008 performance period and the stock option and RSU awards granted in February 2009. For a description of the performance measures used in calculating PSP, stock option and RSU awards, see Compensation Discussion and Analysis under the heading “Performance Share Program (PSP)” and “Stock Options/Restricted Stock Units.”

(d)	Stock options were granted under the Company’s Incentive Stock Plan of 2007, which require options to be granted at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant. The fair market value is defined in the Incentive Stock Plan of 2007 as the average of the high and low sales price of the Company’s ordinary shares listed on the NYSE on the grant date.

(e)	The amounts in this column reflect the closing price on the NYSE of the Company’s ordinary shares on the grant date.

(f)	The grant date fair value of the stock option awards granted in February 2009 was calculated in accordance with ASC 718, based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. The grant date fair values were determined based in part upon the following assumptions as set forth in the Company’s consolidated financial statement contained in its 2009 Annual Report on Form 10-K:

February 16, 2009
Expected volatility	43.3%
Risk-free rate of return	1.75%
Dividend yield	1.97%
Time of exercise (expected)	5.1 years

The Black-Scholes option pricing model, with the assumptions described above, indicated a stock option value of 33.7% ($5.67 per share) of the stock value on the date of the award ($16.845 per share). See Note 17, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2009 Annual Report on Form 10-K for further assumptions made in valuing stock options. The grant date fair value of the stock awards granted in February 2009 was based on the average of the high and low stock price on the date of grant ($16.845 per share).

(g)	This PSP award was granted for the 2008 performance period under the PSP program that was in effect through 2008 and is reflected in the column relating to 2008 compensation in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)
H.L. Henkel	50,000			$23.3125	5/2/2010
	300,000			$20.2657	1/1/2011
	300,000			$20.9025	1/1/2012
	370,000			$19.5250	2/4/2013
	420,000			$32.1825	2/3/2014
	450,000			$38.6850	2/1/2015
	263,700			$39.4250	1/31/2016
	145,950	72,975		$43.1250	2/6/2017
	112,500	225,000		$39.0000	2/14/2018
		425,000		$16.8450	2/11/2019
						945,672	$33,798,317

M.W. Lamach	100,000			$33.9200	2/16/2014
	100,000			$38.6850	2/1/2015
	52,740			$39.4250	1/31/2016
	29,193	14,597		$43.1250	2/6/2017
	16,170	32,340		$39.0000	2/14/2018
		100,000		$43.4550	6/5/2018
		116,125		$16.8450	2/11/2019
						233,565	$8,347,613

S.R. Shawley	55,000			$32.1825	2/3/2014
	48,400			$38.6850	2/1/2015
	52,740			$39.4250	1/31/2016
	29,193	14,597		$43.1250	2/6/2017
	16,170	32,340		$39.0000	2/14/2018
		100,000		$43.4050	6/3/2018
		65,625		$16.8450	2/11/2019
						198,949	$7,110,437

P. Nachtigal	56,000			$20.2657	1/1/2011
	30,000			$20.9025	1/1/2012
	56,000			$19.5250	2/4/2013
	80,000			$32.1825	2/3/2014
	100,000			$38.6850	2/1/2015
	46,880			$39.4250	1/31/2016
	25,946	12,974		$43.1250	2/6/2017
	15,810	31,622		$39.0000	2/14/2018
		48,420		$16.8450	2/11/2019
						146,912	$5,250,635

S.B. Hochhauser		50,000		$37.5750	8/5/2018
		52,500		$16.8450	2/11/2019
						159,600	$5,704,104

(a)	Generally, options granted to all employees, including all of the options granted to NEOs shown in this table, become exercisable in three equal installments beginning one year after the date of grant. Notwithstanding the foregoing, employees who terminate employment due to death, disability or retirement continue to vest in the options on the same basis as active employees. Grants made by the Company to a new hire or a newly promotion employee generally “cliff” vest (i.e., vest all at once on a certain future date).

(b)	Mr. Lamach’s grant dated June 6, 2008 vests 50% on each of the third and fifth anniversaries of the grant date and his grant dated February 12, 2009 vests 100% on the third anniversary of the grant date. Mr. Shawley’s grant dated June 4, 2008 vests 50% on each of the fourth and sixth anniversaries of the grant date. Mr. Hochhauser’s grant dated August 6, 2008 vests 100% on the third anniversary of the grant date. All other grants listed in the table vest ratably over three years.

(c)	All of the options granted to the NEOs reflected in this table expire ten years from the date of grant. Thus, the actual date of grant is ten years (plus one day) earlier than the expiration date listed.

(d)	This column represents unvested RSUs and/or PSUs. Generally, RSUs granted to all employees, including all of the RSUs granted to NEOs shown in this table, become exercisable in three equal installments beginning one year after the date of grant, subject to continued employment, but employees who terminate employment due to death, disability or retirement continue to vest in the RSUs on the same basis as active employees. PSUs generally vest upon the completion of the applicable performance period, subject to achievement of the performance goals and continued employment, but employees who terminate employment due to death, disability or retirement vest in a prorated portion of their PSUs based on performance.

(e)	The market value of the PSUs and/or RSUs reflected in this column was computed using the closing market price of the Company’s ordinary shares on the NYSE at December 31, 2009 ($35.74).

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by each NEO upon exercise of options or the vesting of stock during the fiscal year ended December 31, 2009:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
H. L. Henkel	350,000	1,994,183	116,300	1,895,690
M. W. Lamach	—	—	13,956	227,483
S. R. Shawley	40,000	338,616	11,630	189,569
P. Nachtigal	56,000	458,438	13,956	227,483
S. B. Hochhauser	—	—	—	—

(a)	This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the options and sale of the underlying securities by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(b)	This column reflects the value of the PSP awards that vested on February 12, 2009, based on the closing price of the Company’s shares on the vesting date.

2009 PENSION BENEFITS

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates. For a description of each plan reported in the table, refer to Compensation Discussion and Analysis under the heading “Retirement Programs and Other Benefits” and the section below titled “Post Employment Benefits.”

Name	Plan Name (a)	Number of Years Credited Service (#) (b)		Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($)
H.L. Henkel	Pension Plan Number One	10.75		$162,092	$0
	Supplemental Pension Plan I	5.75		$972,746	$0
	Supplemental Pension Plan II	10.75		$1,053,762	$0
	Elected Officer Supplemental Program I	18.00	(d)	$13,290,644	$0
	Elected Officer Supplemental Program II	23.00	(d)(e)	$20,887,476	$0
	10-Year Retirement Agreements	—		$1,022,247	$0

M.W. Lamach	Pension Plan Number One	5.917		$27,690	$0
	Supplemental Pension Plan II	5.917		$93,525	$0
	Elected Officer Supplemental Program II	23.00	(f)	$2,968,892	$0

S. R. Shawley	Pension Plan Number One	35.5		$442,606	$0
	Supplemental Pension Plan I	6.00	(g)	$118,930	$0
	Supplemental Pension Plan II	11	(g)	$104,731	$0
	Elected Officer Supplemental Program II	35.0	(h)	$6,922,940	$0

P. Nachtigal	Pension Plan Number One	30.5		$665,752	$0
	Supplemental Pension Plan I	25.5		$432,164	$0
	Supplemental Pension Plan II	30.5		$372,808	$0
	Elected Officer Supplemental Program I	26.00		$2,850,943	$0
	Elected Officer Supplemental Program II	31.00	(i)	$3,399,173	$0
	10-Year Retirement Agreements	—		$345,850	$0
	Management Incentive Unit Plan	—		$298,532	$0

S. B. Hochhauser	Pension Plan Number One	1.58		$8,709	$0
	Supplemental Pension Plan II	1.58		$20,846	$0
	Elected Officer Supplemental Program II	2.0	(j)	$410,970	$0

(a)	In order to ensure compliance with the requirements of Section 409A of the Code to avoid the imposition of an excise tax, the Compensation Committee approved (i) an amendment to the Company’s EOSP Plan I and Supplemental Pension Plan I to freeze any further accruals under those plans, effective December 31, 2004 and (ii) the establishment of the EOSP Plan II and Supplemental Pension Plan II, effective January 1, 2005, which plans were intended to be identical to the provisions of the EOSP Plan I and Supplemental Pension Plan I, except for those changes necessitated by Section 409A of the Code. On February 3, 2010, the Board of Directors approved the termination of the EOSP Plan I and distributions were made to eligible participants in March 2010.

(b)

The years of credited service calculation under the EOSP Plans differs from the calculation used in both the Pension Plan and the Supplemental Pension Plans. Under the EOSP Plans, only for officers covered prior to May 19, 2009, a full year of service is credited for any year in which they work at least one day. In the Pension Plan and the Supplemental Pension Plans, as well as the EOSP Plan for those officers who begin to participate on or after May 19, 2009, the number of years of credited service is based on elapsed time (i.e. credit is given for each month in which a participant works at least one day). In addition, as noted above, the Supplemental Pension Plan II and the EOSP Plan II were established as mirror plans, effective January 1, 2005. The years of credited service used for calculating benefits under the EOSP Plan I and the Supplemental Pension Plan I are the years of credited service through December 31, 2004. The years of credited service used for calculating benefits under the Pension Plan, EOSP Plan II and Supplemental Pension Plan II are the years of credited service through December 31, 2009. Years of credited service is not used in the determination of the present value of benefits for the MIU Plan and the 10-Year Annuity Plan. The benefits earned under the EOSP Plan I and Supplemental Pension Plan I serve as offsets to the benefits earned under the EOSP Plan II and Supplemental Pension Plan II; that is, there is no double counting.

(c)	The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of the same pension plan measurement date (December 31, 2009) for financial statement reporting purposes, consistent with the assumptions described in Note 15, “Pensions and Postretirement Benefits Other than Pensions”, to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.

A present value of benefits for the EOSP Plan I and Supplemental Pension Plan I is reported for those NEOs who were vested in those plans at December 31, 2004, the date on which those plans were frozen. If an NEO was not vested in the EOSP Plan I and/or Supplemental Pension Plan I at December 31, 2004, that NEO is not now, nor in the future, entitled to any benefit under those plans. See the section titled “Retirement Programs and Other Benefits” of Compensation Discussion and Analysis for more information on the material terms and conditions of payments and benefits available under the plans, including each plan’s normal retirement payment and benefit formula, and the specific elements of compensation included in applying the payment and benefit formula.

(d)	Mr. Henkel’s credited years of service exceed his actual years of service by 12 years pursuant to the provisions of his employment arrangement. Under his employment arrangement, Mr. Henkel’s benefit accrues at a rate such that he will be entitled at age 62 to an annual benefit equivalent to 65% of his then final average compensation (less the pension benefit he receives from his former employer). The increase in present value of benefits resulting from those additional years of credited service and the accelerated rate at which his benefits accrue is $23,887,673.

(e)	On February 3, 2010, the Board of Directors agreed to amend the EOSP II to reset the rate to be used in calculating Mr. Henkel’s retirement benefit, in recognition of the critical role that he played in overseeing and managing an orderly transition of his role as Chief Executive Officer and because he agreed to remain in place until June 2010 to assist in the transition of his role of Chairman of the Board. Under the amendment, the 10-Year Treasury rate that will be used will be the lower of the rate if he retired on February 3, 2010 or the rate on the date of his retirement.

(f)	Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $2,225,830. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

(g)	Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(h)	On June 4, 2008, the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $1,074,256.

(i)	On February 3, 2010, the Board of Directors agreed to amend the EOSP II to set the rate used in calculating Ms. Nachtigal’s retirement benefit, in recognition of her willingness to delay her retirement until mid-December to assist with the selection of her successor, to work with her successor to ensure an orderly transition and to assist the new President and Chief Executive Officer transition to his new role. Under this amendment, the rate that will be used will be the lower of the rate if she retired on February 3, 2010 or the rate on the date of her retirement.

(j)	Mr. Hochhauser, pursuant to the provisions of his employment arrangement, receives double credit for the first five years of employment (3.8% versus 1.9%) in determining his benefit. The increase in present value of benefits due to this provision is $230,756.

2009 NONQUALIFIED DEFERRED COMPENSATION

The Company’s EDCP Plans are unfunded nonqualified plans maintained for the purpose of making available the option to defer receipt of current compensation to a select group of key management or highly compensated employees. All amounts eligible for deferral are from annual salary, AIM program awards, PSP program awards and employment share awards. Elections to defer must be made prior to the beginning of the performance period. The Company has established a non-qualified grantor trust (the “trust”), with a bank as the trustee, to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.

Participants may defer up to 50% of annual salary, up to 97% of the AIM program award and up to 100% of the PSP program award. All such deferral elections are irrevocable. Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents), and can choose how they wish to allocate their deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.

Generally, deferred amounts may be distributed upon a termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. Under the EDCP Plans, if a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates with less than 5 years of service and the termination is not as a result of retirement, long-term disability or death, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of stock, not cash.

The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of electing to defer those awards until retirement. The only current NEOs in the plan are Messrs. Henkel and Shawley, both of whom chose to defer receipt of substantially all their stock awards. Until the time of distribution, the stock awards accrue dividends in the form of ordinary shares. These dividends are also deferred and are paid out in stock at retirement.

Please refer to Compensation Discussion and Analysis for a description of the nonqualified Supplemental ESP.

The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last Fiscal Year End ($) (e)
H. L. Henkel
EDCP Plan I	—	—	4,181,836	—	7,933,075
EDCP Plan II	1,868,176	—	5,820,987	—	29,376,442
Supplemental ESP	—	147,300	972,394	—	1,943,758
Stock Grant Plan	—	—	4,353,595	—	8,248,512

M. W. Lamach
EDCP II	—	—	830,252	—	1,575,015
Supplemental ESP	—	50,068	131,443	—	270,664

S. R. Shawley
EDCP Plan I	—	—	570,716	—	1,082,666
EDCP Plan II	91,525	—	572,350	411,122	1,115,486
Supplemental ESP		35,734	136,144	—	304,501
Stock Grant Plan	—	—	322,527	—	611,073

P. Nachtigal
EDCP Plan I	—	—	856,531	—	2,747,066
EDCP Plan II	—	—	18,775	181,248	0
Supplemental ESP	—	30,479	193,693	—	425,746

S. B. Hochhauser
EDCP Plan II	121,506		61,789	—	205,711
Supplemental ESP		33,361	24,265	—	60,736

(a)	The annual deferrals (salary, AIM & PSP) are all reflected in the Summary Compensation Table (in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively).

(b)	All of the amounts reflected in this column are included as compensation in the Summary Compensation Table in the “All Other Compensation” column.

(c)	Amounts in this column include gains and losses on investments as well as dividends on ordinary shares or ordinary share equivalents, and including, in the case of Messrs. Henkel and Shawley, dividends on past stock grant awards that have been deferred and the gain in value due to the change in the price of ordinary shares on December 31, 2008 and December 31, 2009. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)	In 2008, under the transition rules of Section 409A of the Internal Revenue Code, active participants in the EDCP Plan II were permitted to change the date payments of previously deferred compensation that was deferred on or after January 1, 2005 would be distributed to them. Mr. Shawley and Ms. Nachtigal both chose to receive distributions from their EDCP Plan II in 2009 as permitted under this transition rule.

(e)	In the case of Messrs. Henkel and Shawley, this column also includes the value of the stock grants and accumulated dividends as of December 31, 2009, based on the average of the high and low price of the Company’s ordinary shares on December 31, 2009 ($35.99). The following table reflects the amounts reported in this column that were previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Henkel, Lamach, Shawley and Hochhauser and Ms. Nachtigal first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2000 (Henkel), 2005 (Lamach), 2007 (Shawley), 2009 (Hochhauser) and 2006 (Nachtigal).

Name	EDCP Plans ($)	Supplemental ESP ($)	Stock Grants ($)
H. L. Henkel	24,524,870	1,365,140	2,102,619
M. W. Lamach	1,529,086	183,204	—
S. R. Shawley	91,525	68,051	—
P. Nachtigal	1,284,342	209,812	—
S. B. Hochhauser	—	—	—

POST EMPLOYMENT BENEFITS

The discussion and table below describe the compensation to which each of the current NEOs would be entitled in the event of termination of such executive’s employment, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2009. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

Employment Arrangements and Severance.    The Company does not enter into employment contracts with all of its NEOs and does not have a general severance policy applicable to all NEOs. All of the NEOs are entitled to benefits upon termination of their employment following a change in control. However, Messrs. Henkel, Lamach and Hochhauser are entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Mr. Henkel would be eligible to receive a severance equal to two times the sum of his annual base salary and the previous year’s award under the AIM program. Under the terms of his employment agreement in effect as of December 31, 2009, Mr. Lamach would be eligible for 12 months of base annual salary plus a full year payment of AIM award earned for the year of termination up to target. Upon his promotion to President and Chief Executive Officer effective February 3, 2010, Mr. Lamach’s agreement was amended to provide instead severance of 24 months of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In both of Mr. Lamach’s agreements, any unvested awards from completed performance periods under the PSP would be vested and he would receive prorated awards (not to exceed target) from the PSP for the open performance cycles at the end of the respective performance cycles based on actual performance in accordance with the terms of the plan. Mr. Lamach would also fully vest in the special retention grant of 100,000 options awarded to him on June 6, 2008. If he is terminated within 5 years following his employment date, Mr. Hochhauser would be eligible for 18 months of base annual salary (this is reduced to 12 months of base salary if termination is after 5 years of employment) plus a pro-rata AIM and PSP award.

Change in Control.    The Company has entered into change in control agreements with each of its officers (a total of 20 employees at year-end) which provide for certain payments if the employment of a particular officer is terminated without “cause” (as defined in the change in control agreements) or the officer resigns for “good reason” (as defined in the change in control agreements), in each case, within two years following a change in control of the Company.

A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock, (ii) the directors serving at the time the change in control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation, (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer, or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i) through (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

Pursuant to the change in control agreement, each NEO would receive a lump sum equal to his or her annual salary and AIM award for the completed fiscal year for which payout has not occurred. In addition, upon his or her termination of employment within two years following a change in control, each NEO is entitled to a lump sum severance payment from the Company equal to, in the case of the Chief Executive Officer (CEO), Chief Operating Officer (COO), Chief Financial Officer (CFO) and the General Counsel, three times the sum of (a) the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control and (b) the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date. In addition, each NEO is entitled to a lump sum payment equal to, in the case of the CEO, COO, CFO and the General Counsel, three times the target PSP award for the year of termination multiplied by the share price received in the change in control transaction or, if higher, the average of the three awards beginning three years immediately preceding the change in control event and ending on the termination date. For the performance period beginning in 2009, each NEO is entitled to a lump sum cash payment of the PSP award equal to either three or two and one-half times (depending on their position) of the target amount of the most recent PSP award assigned to the NEO, or if greater, the cash value of the average of the amounts of the last three PSP awards granted and paid to the NEO immediately preceding his or her termination. For Sector Presidents and Senior Vice Presidents, in this case Mr. Hochhauser, the calculation to arrive at the severance and target PSP award payment is a two and one-half multiple. For all other officers, the multiple to determine the severance and target PSP award payment is two times. The inclusion of the PSP target award as part of the severance calculation has been eliminated from the form of the change in control agreements for any new officer who first becomes eligible for one of these agreements on or after May 19, 2009. The officers will also be able to participate in the Company’s welfare employee benefit programs for the severance period (three years for Messrs. Henkel, Lamach and Shawley and Ms. Nachtigal and two and one-half years for Mr. Hochhauser). For purposes of calculating the officer’s non-qualified pension benefits, three years will be added to both the officer’s age and service with the Company under the EOSP Plans. For purposes of determining eligibility for post-retirement welfare benefits, the officer will be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits. Subject to certain limitations, the Company would pay the excise taxes incurred by the individual as a result of the change in control payment. The excise tax payment has been eliminated from the form of the change in control agreements for any officer who first becomes eligible for these agreements on or after May 19, 2009.

Enhanced Retirement Benefits.    An officer is vested in EOSP Plan II upon the earlier of (i) the attainment of age 55 and the completion of 5 years of service, (ii) attainment of age 62, (iii) death or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP Plans are forfeited in the event of termination for cause. In order to be eligible for an EOSP Plan benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plan II upon the completion of 5 years of service. To be entitled to a benefit under either the EOSP Plan I or Supplemental Pension Plan I, an officer had to have met the vesting criteria outlined above for each plan as of December 31, 2004. As of December 31, 2009, Mr. Lamach was not vested in the EOSP Plans and Mr. Hochhauser was not vested in the EOSP Plans, the Supplemental Pension Plans or the Pension Plan.

The MIU Plan follows the vesting requirements of the Pension Plan (5 years of service). Ms. Nachtigal, the only current NEO as of December 31, 2009 who participates in this plan, is vested. In addition, under the terms of the 10-Year Annuity Plan, Ms. Nachtigal is vested and would be ineligible for the benefit only if she was terminated for cause. Mr. Henkel, the only other NEO covered under the 10-Year Annuity Plan, must work until age 62 in order to be vested in the benefit. The only other circumstances under which he would be entitled to this benefit would be in the event of involuntary termination without cause or termination within two years following a change in control.

Health Benefits.    In the event of a change in control, health benefits are provided, which include the cost of both active health and welfare benefits for the severance period (three years for Messrs. Henkel, Lamach and Shawley and Ms. Nachtigal and two and one-half years for Mr. Hochhauser), as well as retiree medical, if applicable. In order to qualify for retiree medical benefits, an employee must have attained age 55 and completed 15 years of service at the time of termination and must have their age and years of service as of December 31, 2002, when added together, equal 50. Pursuant to his employment agreement, Mr. Henkel is eligible for retiree medical coverage at termination (including due to retirement). In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would receive standard COBRA benefits for eighteen months. For the three retirement eligible NEOs (Messrs. Henkel and Shawley and Ms. Nachtigal) the cost of coverage under the change in control scenario is less than under the other scenarios (except death) due to the coverage under health and welfare benefits for active employees for a period of three years, which would place such NEOs at a closer point in time to eligibility for Medicare coverage, at which point Medicare becomes the primary coverage and the Company’s insurance becomes secondary. In the event of death, only married, retirement eligible participants (Messrs. Henkel and Shawley) would be eligible to have health benefits extended to their beneficiaries.

POST EMPLOYMENT BENEFITS TABLE

Compensation Components	Voluntary Resignation/ Retirement ($)	Involuntary Without Cause ($)	Involuntary With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Severance
Henkel		$5,400,000		$10,518,750
Lamach		$1,470,000		$4,410,000
Shawley				$3,300,000
Nachtigal				$2,835,000
Hochhauser		$1,260,000		$2,493,750
2009 Earned But Unpaid AIM Award(a)
Henkel				$2,446,000
Lamach				$850,927
Shawley				$668,586
Nachtigal				$482,708
Hochhauser				$539,509
PSP Award Payout(b)
Henkel				$11,250,000
Lamach		$1,591,323		$2,700,000
Shawley				$2,250,000
Nachtigal				$1,650,000
Hochhauser		$1,297,612		$1,500,000
Value of Accelerated Vesting of Equity Awards(c)
Henkel				$1,493,917
Lamach		$236,742		$2,932,616
Shawley				$885,703
Nachtigal				$225,401
Hochhauser				$1,617,124
Enhanced Retirement Benefits(d)
Henkel				$1,284,125
Lamach				$2,135,434
Shawley				$3,837,377
Nachtigal				$1,206,474
Hochhauser				$1,365,902
Outplacement(e)
Henkel		$20,000		$100,000
Lamach		$20,000		$100,000
Shawley		$20,000		$100,000
Nachtigal		$20,000		$100,000
Hochhauser		$20,000		$100,000
Health Benefits(f)
Henkel	$101,000	$101,000	$101,000	$92,623	$101,000	$57,000
Lamach	$0	$0	$0	$27,623	$0	$0
Shawley	$134,000	$134,000	$134,000	$125,623	$134,000	$72,000
Nachtigal	$42,000	$42,000	$42,000	$54,623	$42,000	$0
Hochhauser	$0	$0	$0	$23,019	$0	$0
Tax Gross-Up(g)
Henkel				$10,070,883
Lamach				$7,098,955
Shawley				$5,279,499
Nachtigal				$0
Hochhauser				$3,119,764
Total Direct Cost to Company
Henkel	$101,000	$5,521,000	$101,000	$37,256,298	$101,000	$57,000
Lamach	$0	$3,318,065	$0	$20,255,555	$0	$0
Shawley	$134,000	$154,000	$134,000	$16,446,788	$134,000	$72,000
Nachtigal	$42,000	$62,000	$42,000	$6,554,206	$42,000	$0
Hochhauser	$0	$2,577,612	$0	$10,759,068	$0	$0

(a)	These amounts represent the earned but unpaid AIM awards at December 31, 2009, the date the change in control is assumed to have occurred.

(b)	For the “Involuntary Without Cause” column, these amounts represent the cash value of the prorated PSP award payout to Messrs. Lamach and Hochhauser as of December 31, 2009. For the “Change in Control” column these amounts represent the cash value of the PSP award payout, based on the appropriate multiple, as of December 31, 2009, the date the change in control is assumed to have occurred.

(c)	For the non-retirement eligible NEOs (Messrs. Lamach and Hochhauser), these amounts represent the in-the-money value of options as well as unvested RSUs and PSUs that would be immediately vested as a result of a termination following a change in control and in the case of Mr. Lamach, the cash value of his earned but unvested PSUs that would be immediately vested upon an involuntary termination without cause. For options issued pursuant to the Incentive Stock Plan of 1998, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of ordinary shares during the 60-day period preceding the change in control ($37.23) and the relevant option exercise price. For options issued pursuant to the Incentive Stock Plan of 2007, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of the ordinary shares on the assumed change in control date of December 31, 2009 ($35.99) and the relevant option exercise price. Unvested PSUs and RSUs are valued using the closing price of ordinary shares as of December 31, 2009 ($35.74). Because the retirement eligible NEOs (Messrs. Henkel and Shawley and Ms. Nachtigal) would continue to vest in their options, RSUs and earned but unvested PSUs after termination of employment for any reason other than cause, the amounts reflected in this column for those NEOs reflect only the value of vesting earlier than the originally scheduled dates in their options, RSUs and PSUs using the methodology employed for calculations under Section 280G of the Code. The in-the-money value of the accelerated equity for the retirement eligible NEOs (Messrs. Henkel and Shawley and Ms. Nachtigal) in the event of termination following a change in control, calculated on the same basis as the amounts shown for the non-retirement eligible NEOs, would be $10,109,473 for Mr. Henkel, $2,001,677 for Mr. Shawley and $1,509,849 for Ms. Nachtigal. For details on treatment of outstanding equity awards in the event of retirement, death or disability, please refer to the footnotes to the Outstanding Equity Awards Table.

(d)	Amounts for Mr. Henkel and Ms. Nachtigal also include the value of 10-Year Annuity Plan. For Ms. Nachtigal, her amount also includes the value of her MIU Plan. In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP Plans, Supplemental Pension Plans, 10-Year Annuity Plan and MIU Plan would be paid out as lump sums.

While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(e)	For the period following a NEO’s termination date after a change in control until December 31 of the second calendar year following the calendar year during which the termination occurred, the Company will reimburse the NEOs for all reasonable expenses actually incurred for professional outplacement services by qualified consultants, subject to a maximum amount of $100,000. In the event of any other termination without cause, the NEOs would be eligible for outplacement services for a six month period provided that the sum of these services cannot exceed $20,000.

(f)	For the severance period following a change in control, the Company will continue to cover the cost of the active health benefits for the NEOs. Of the NEOs, only Messrs. Henkel and Shawley and Ms. Nachtigal are entitled to retiree medical coverage as of December 31, 2009. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would have standard COBRA coverage for eighteen months.

(g)	Pursuant to the change in control agreements, if any payment or distribution by the Company to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% stockholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were requested or granted in 2009.

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses relating to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s common stock, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2009.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2011 Annual General Meeting of shareholders of the Company must be received by the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attn: Secretary, no later than December     , 2010, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2011 proxy statement.

The Company’s Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the Articles of Association. In connection with any annual general meeting, written notice of a shareholder’s intention to make such nominations must be given to the Secretary of the Company not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines attached as Appendix B to this Proxy Statement, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attention: Secretary or by accessing it at the Company’s website at www.ingersollrand.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Dated: April     , 2010

Appendix A

Directions to the Annual Meeting

Dromoland Castle is located beside the village of Newmarket-on-Fergus in County Clare, just north of Shannon International Airport.

Directions from Dublin to Dromoland Castle Hotel (3 hours)

•	On leaving Dublin, follow the signs for the N7 South (the main motorway that leads directly from Dublin to Limerick City)

•	On entering Limerick City, follow the signs for the N18 (Shannon, Ennis & Galway)

•	Continue on the N18 motorway until you come to The Dromoland Interchange and take slipway off on left hand side

•	At first roundabout, take the fourth exit onto the R458 in the direction of Quin (you are now crossing over a bridge)

•	At the next roundabout take the second exit (direction Newmarket-on-Fergus)

•	Shortly you will approach the gates of Dromoland Castle Hotel on your left-hand side

Directions from Shannon Airport to Dromoland Castle (20 mins)

•	Take the N19 road out of Shannon Airport

•	At the first roundabout, take the second exit onto the N19 (Limerick, Galway)

•	At the next roundabout, take the second exit continuing on N19

•	At the third roundabout, take the first exit, then merge onto the N18 (Ennis, Galway)

•	Continue on the N18 until you come to The Dromoland Interchange and take the next left slipway road off the motorway

•	At the roundabout, take the third exit onto the R458 in the direction of Quin (you are crossing over a bridge)

•	At the next roundabout, take the second exit (direction of Newmarket-on-Fergus)

•	Shortly you will approach the gates of Dromoland Castle on your left-hand side

A-1

Appendix B

INGERSOLL-RAND PUBLIC LIMITED COMPANY

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines and the charters of the committees of the Board of Directors of the Company, have been approved by the Board of Directors and provide the framework for the corporate governance of the Company.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The Board delegates to the Chief Executive Officer, and through that individual to other senior management, the authority and responsibility for managing the Company’s business. The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance.

Among the Board’s core responsibilities are to:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors.

•	Select, monitor, evaluate and compensate senior management.

•	Assure that management succession planning is adequate.

•	Review and approve significant corporate actions.

•	Review and monitor implementation of management’s strategic plans.

•	Review and approve the Company’s annual operating plans and budgets.

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals.

•	Review the Company’s financial controls and reporting systems.

•	Review and approve the Company’s financial statements and financial reporting.

•	Review the Company’s ethical standards and legal compliance programs and procedures.

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

Board Size and Composition

The Board of Directors is comprised of such number of directors as the Board deems appropriate to function efficiently as a body, subject to the Company’s Articles of Association. The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications.

The Board is made up of a substantial majority of independent, non-employee directors and the Board considers this to be the appropriate structure. The Board establishes principles and procedures to determine whether or not any particular director is independent in accordance with applicable regulations and the requirements of the New York Stock Exchange. The standards currently in effect for determining the independence of individual directors are attached as Exhibit I to these Corporate Governance Guidelines.

Selection of Directors

Under the Articles of Association, the Board of Directors has authority to fill vacancies in the Board and appoint additional directors (in each case subject to their re-election at the next annual general meeting) and to nominate candidates for election by the shareholders. The screening process is done by the Corporate Governance and Nominating Committee with direct input from the Chairman and CEO and from the other directors and from time to time with the assistance of director search firms. In considering candidates for director, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including, among other things, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for Board membership for consideration by the Corporate Governance and Nominating Committee. Such recommendations should be sent to the Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Chairman of the Board and CEO

The positions of Chairman of the Board and CEO are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board of Directors, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. All committees have written, Board-approved charters detailing their responsibilities and the extent to which they have been delegated powers of the Board of Directors. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of the Company’s independent auditors, and with the Company vice president responsible for the internal audit function. At least once a year, the Audit Committee meets privately with the Company’s chief compliance officer.

The Audit Committee meets at least eight times each year, and the Compensation, Finance and Corporate Governance and Nominating Committees each meet at least four times each year. Additional committee meetings are called as required.

Board Agenda and Meetings

The Chairman establishes the agendas for the Board meetings in conjunction with the Lead Director. Each director is free to suggest items for inclusion in the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Board materials relating to agenda items are provided to Board members in advance of meetings to allow the directors to prepare for discussion of matters at the meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. At an expanded Board meeting once a year, the Board reviews in depth the Company’s long-range strategic plan. At the expanded meeting, it also reviews senior management development and succession planning.

Management presentations are made to the Board and its committees regularly on various aspects of the Company’s operations. The directors have unrestricted access to management and corporate staff.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors. The non-employee directors also meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present.

Lead Director

It is the policy of the Board that a Lead Director be appointed for a three-year minimum term from among the Company’s independent directors. The Lead Director shall have the roles and responsibilities set forth in Exhibit II to these Corporate Governance Guidelines.

Director Orientation and Continuing Education

In order to become familiar with the Company, as well as the functioning of the Board of Directors, newly-appointed directors receive a variety of materials, including a Directors’ Handbook, which provide an overview of the Company, its operations and organization. They are also provided with access to key management personnel to provide additional information, including significant issues currently facing the Company. Management will also maintain a program to keep directors up to date on legal, regulatory and other matters relevant to their positions as directors of a large publicly-held corporation.

Director Compensation and Stock Ownership

The Corporate Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and benefits and compares them with director compensation and benefits at peer companies. It is the Board of Directors’ policy that directors be required to spend at least $50,000 annually to purchase shares of Company stock until they have acquired 20,000 shares. Once attaining the 20,000 share ownership level, directors are then required to retain ownership of a minimum of 20,000 shares until their resignation or retirement from the Board. It is also the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

CEO Performance Evaluation

At the beginning of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. At the end of the year, the non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives. The non-employee directors use this performance evaluation in the course of their deliberations when considering the compensation of the CEO. The non-employee directors and the CEO then meet to review the CEO’s performance evaluation and compensation.

Chief Executive Officer Succession

The Board of Directors views CEO selection as one of its most important responsibilities. To assist the Board in succession planning, the CEO reports at least annually to the Board providing an assessment of senior managers and their potential to succeed the CEO, either in the event of a sudden emergency or in anticipation of the CEO’s future retirement.

Director Retirement

Each non-employee director must retire at the annual general meeting immediately following his or her 75th birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board. Employee directors, including the CEO, must retire from the Board at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Board and Board Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Corporate Governance and Nominating Committee assists the Board in evaluating its performance as a whole and the performance of its committees. Each Board committee is also responsible for conducting an annual evaluation of its performance. The effectiveness and contributions of individual directors are considered each year when the directors stand for renomination.

Board Memberships

The CEO and other members of senior management must seek the approval of the Board (or the Board committee to which this responsibility has been delegated), before accepting outside board memberships with for-profit entities.

Non-employee directors must advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee if they are being considered for election or appointment to a board of directors of another publicly-held company. The Corporate Governance and Nominating Committee will determine whether the new board membership is compatible with continued service on the Company’s Board.

Independent Advice

The Board or a committee of the Board may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the CEO.

Code of Conduct

The Company will maintain a code of business conduct and ethics which will articulate for employees, shareholders, customers and suppliers the standards of conduct, including conflicts of interest matters, to which the Company expects to adhere. Directors will also be required to abide by the code of conduct. Any waivers of the conflict of interest requirements of such code in favor of a director or executive officer will be subject to approval by the Board. In the case of the consideration of such a waiver in favor of a director, such director shall not participate in the deliberation or vote relating to such waiver.

Internal Audit Function

The Company will maintain an internal audit function whose head will report directly to the Audit Committee. The internal audit function is responsible for bringing a systematic, disciplined approach to evaluate the effectiveness of risk management, control and governance processes. Its duties include monitoring the compliance by Company operations with the Company’s internal controls and identifying any deficiencies in the design or operation of such internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

EXHIBIT I

Guidelines for Determining Independence of Directors

(A) A director will not be deemed “independent” if: (i) the director is affirmatively determined by the board of directors of the Company to have a material relationship to the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) the director is or was within the last three years employed by the Company or any of its subsidiaries; (iii) an immediate family member of the director is or was within the last three years employed by the Company or any of its subsidiaries as an executive officer; (iv) the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation (other than director and Board committee fees and pension or other forms of deferred compensation not contingent on continued service as a director from the Company and its subsidiaries), provided, however that for purposes of this subparagraph (iv), compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) shall not be included in determining a director’s independence; (v) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor; (vi) the director is a current employee of such audit firm; (vii) an immediate family member of the director is a current employee of such audit firm and personally works on the Company’s audit; (viii) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such audit firm and personally worked on the Company’s audit within that time; (ix) an executive officer of the Company is or was within the last three years on the compensation committee of the board of directors of a company that employed the director, or an immediate family member of the director, as an executive officer at the same time; or (x) the director is a current employee, or has an immediate family member who is a current executive officer, of a company or tax exempt organization having any of the relationships with the Company described in paragraph (B) below.

(B) The following commercial or charitable relationships are considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, is greater than $1 million, or 2% of the other company’s consolidated gross revenues or (ii) if a director is a current employee, or an immediate family member of a director is a current executive officer, of a tax exempt organization, and the Company’s discretionary charitable contributions to the organization in the aggregate are greater than $1 million, or 2% of that organization’s consolidated gross revenues. (The amount of any “match” of charitable contributions under the Company’s matching gifts program will not be included in calculating the amount of the Company’s contributions for this purpose.) The Board will annually review all commercial and charitable relationships of directors.

(C) For relationships other than those of the types described in (A) and (B), the determination of whether the director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the directors who satisfy the guidelines set forth in such preceding paragraphs.

(D) For purposes of these guidelines the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such individual’s house.

(E) For purposes of these guidelines the term “executive officer” shall have the same meaning as the term “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934.

EXHIBIT II

INGERSOLL-RAND PLC

Lead Director

Board Role

The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board has an open, trustful relationship with the company’s senior management team. In addition to the duties of all Directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•

Work with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	Work with the CEO to develop the Board and Committee agendas and approve the final agendas;

•

Keep abreast of key Company activities and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board and assist in recommending consultants that work directly for Board Committees;

•	Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board;

•

Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Coordinate, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO on sensitive issues;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Make commitment to serve in role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.

Adopted by Board: December 3, 2009

INGERSOLL-RAND PLC 170/175 LAKEVIEW DR. AIRSIDE BUSINESS PARK SWORDS, CO. DUBLIN IRELAND	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22428-P95035	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INGERSOLL-RAND PLC
The Board of Directors recommends you vote
FOR the following proposals:
Vote on Directors
1. Election of the following nominees as Directors
Nominees:	For	Against	Abstain		For	Against	Abstain
1a. A. C. Berzin	☐	☐	☐	1g. C. J. Horner	☐	☐	☐
1b. J. Bruton	☐	☐	☐	1h. M. W. Lamach	☐	☐	☐
1c. J. L. Cohon	☐	☐	☐	1i. T. E. Martin	☐	☐	☐
1d. G. D. Forsee	☐	☐	☐	1j. O. R. Smith	☐	☐	☐
1e. P. C. Godsoe	☐	☐	☐	1k. R. J. Swift	☐	☐	☐
1f. E. E. Hagenlocker	☐	☐	☐	1l. T. L. White	☐	☐	☐
Vote on Proposals
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	2. Approval of an advisory proposal relating to the Company’s executive pay-for-performance compensation policies and procedures.	☐	☐	☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		3. Appointment of independent auditors and authorization of the Audit Committee of the Board of Directors to fix the auditors’ remuneration.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND PLC

ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 3, 2010

2:30 P.M., local time

Dromoland Castle

Newmarket-on-Fergus

Co. Clare

Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE

ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▲ FOLD AND DETACH HERE ▲	M22429-P95035

INGERSOLL-RAND PLC

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2010 ANNUAL

GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) HERBERT L. HENKEL, STEVEN R. SHAWLEY AND PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of Ingersoll-Rand plc (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Dromoland Castle, Newmarket-on-Fergus, Co. Clare, Ireland, on Thursday, June 3, 2010, at 2:30 P.M., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, dated April     , 2010, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)